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UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

SCHEDULE 14A

Proxy Statement Pursuant to Section 14(a) of
the Securities Exchange Act of 1934 (Amendment No.          )

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Dollar General Corporation
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Dollar General Corporation 100 Mission Ridge Goodlettsville, Tennessee 37072

Dear Shareholder:

              The 2015 Annual Meeting of Shareholders of Dollar General Corporation will be held on Wednesday, May 27, 2015, at 9:00 a.m., Central Time, at Goodlettsville City Hall Auditorium, 105 South Main Street, Goodlettsville, Tennessee. All shareholders of record at the close of business on March 19, 2015 are invited to attend the annual meeting. For security reasons, however, to gain admission to the meeting you may be required to present photo identification and comply with other security measures.

              At this year's meeting, you will have an opportunity to vote on the matters described in our accompanying Notice of Annual Meeting of Shareholders and Proxy Statement. Our 2014 Annual Report and our Annual Report on Form 10-K for the fiscal year ended January 30, 2015 also accompany this letter.

              Your interest in Dollar General and your vote are very important to us. We encourage you to read the Proxy Statement and vote your proxy as soon as possible so your vote can be represented at the annual meeting. You may vote your proxy via the Internet or telephone, or if you received a paper copy of the proxy materials by mail, you may vote by mail by completing and returning a proxy card.

              On behalf of the Board of Directors, thank you for your continued support of Dollar General.

Sincerely,
/s/ Rick Dreiling
Rick Dreiling Chairman & Chief Executive Officer

April 2, 2015

Dollar General Corporation 100 Mission Ridge Goodlettsville, Tennessee 37072

NOTICE OF ANNUAL MEETING OF SHAREHOLDERS

DATE:	Wednesday, May 27, 2015
TIME:	9:00 a.m., Central Time
PLACE:	Goodlettsville City Hall Auditorium 105 South Main Street Goodlettsville, Tennessee
ITEMS OF BUSINESS:	1)	To elect as directors the 8 nominees listed in the proxy statement
	2)	To ratify the appointment of the independent registered public accounting firm for fiscal 2015
	3)	To transact any other business that may properly come before the annual meeting and any adjournments of that meeting
WHO MAY VOTE:	Shareholders of record at the close of business on March 19, 2015
By Order of the Board of Directors,
/s/ Christine L. Connolly
Goodlettsville, Tennessee April 2, 2015	Christine L. Connolly Corporate Secretary

Please vote your proxy as soon as possible even if you expect to attend the annual meeting in person. You may vote your proxy via the Internet or by phone by following the instructions on the notice of internet availability or proxy card, or if you received a paper copy of these proxy materials by mail, you may vote by mail by completing and returning the enclosed proxy card in the enclosed reply envelope. No postage is necessary if the proxy is mailed within the United States. You may revoke your proxy by following the instructions listed on page 3 of the proxy statement.

DOLLAR GENERAL CORPORATION
Proxy Statement for
2015 Annual Meeting of Shareholders

IMPORTANT NOTICE REGARDING AVAILABILITY OF PROXY MATERIALS FOR THE SHAREHOLDER MEETING TO BE HELD ON MAY 27, 2015

              This Proxy Statement, our 2014 Annual Report and a form of proxy card are available at www.proxyvote.com. You will need your Notice of Internet Availability or proxy card to access the proxy materials.

              As permitted by rules adopted by the Securities and Exchange Commission ("SEC"), we are furnishing our proxy materials over the Internet to some of our shareholders. This means that some shareholders will not receive paper copies of these documents. Instead, these shareholders will receive only a Notice of Internet Availability containing instructions on how to access the proxy materials over the Internet. The Notice of Internet Availability also contains instructions on how each of those shareholders can request a paper copy of our proxy materials, including the Proxy Statement, our 2014 Annual Report and a proxy card. Shareholders who do not receive a Notice of Internet Availability will receive a paper copy of the proxy materials by mail, unless they have previously requested delivery of proxy materials electronically. If you received only the Notice of Internet Availability and would like to receive a paper copy of the proxy materials, the notice contains instructions on how you can request copies of these documents.

GENERAL INFORMATION

What is this document?

              This document is the Proxy Statement of Dollar General Corporation for the Annual Meeting of Shareholders to be held on Wednesday, May 27, 2015. We will begin mailing printed copies of this document or the Notice of Internet Availability to shareholders on or about April 2, 2015. We are providing this document to solicit your proxy to vote upon certain matters at the annual meeting.

              We refer to our company as "we," "us" or "Dollar General." Unless otherwise noted or required by context, "2015," "2014," "2013," "2012," and "2011" refer to our fiscal years ending or ended January 29, 2016, January 30, 2015, January 31, 2014, February 1, 2013, and February 3, 2012, respectively.

What is a proxy, who is asking for it, and who is paying for the cost to solicit it?

              A proxy is your legal designation of another person, called a "proxy," to vote your stock. The document that designates someone as your proxy is also called a proxy or a proxy card.

              Our directors, officers and employees are soliciting your proxy on behalf of our Board of Directors. Dollar General will pay all solicitation expenses. We will not additionally compensate these persons to solicit your proxy but will reimburse them for any out-of-pocket expenses they incur. We also may reimburse custodians and nominees for their expenses in sending proxy material to beneficial owners.

Who may attend the annual meeting?

              Only shareholders, their proxy holders and our invited guests may attend the meeting. If your shares are registered in the name of a broker, trust, bank or other nominee, you will need to bring a proxy or a letter from that record holder or your most recent brokerage account statement that confirms your ownership of those shares as of March 19, 2015. For security reasons, we also may require photo identification for admission.

Where can I find directions to the annual meeting?

              Directions to Goodlettsville City Hall, where we will hold the annual meeting, are posted on the "Investor Information" section of our website located at www.dollargeneral.com.

Will the annual meeting be webcast?

              Yes. You are invited to visit the "Conference Calls and Investor Events" section of the "Investor Information" section of our website located at www.dollargeneral.com at 9:00 a.m., Central Time, on May 27, 2015 to access the live webcast of the meeting. An archived copy of the webcast will be available on our website for at least 60 days. The information on our website, however, is not incorporated by reference into, and does not form a part of, this proxy statement.

What is Dollar General Corporation and where is it located?

              Dollar General operates conveniently located, small-box stores that deliver everyday low prices on products that families use every day. As of February 27, 2015, we are the largest discount retailer in the United States by number of stores with more than 11,879 locations in 43 states. Our principal executive offices are located at 100 Mission Ridge, Goodlettsville, Tennessee 37072. Our telephone number is 615-855-4000.

Where is Dollar General common stock traded?

              Our stock is traded on the New York Stock Exchange ("NYSE") under the symbol "DG."

VOTING MATTERS

How many votes must be present to hold the annual meeting?

              A quorum, consisting of the presence in person or by proxy of the holders of a majority of shares of our common stock outstanding on March 19, 2015, must exist to conduct any business at the meeting.

What if a quorum is not present at the annual meeting?

              If a quorum is not present at the meeting, any officer entitled to preside at or to act as Secretary of the meeting shall have power to adjourn the meeting from time to time until a quorum is present.

What am I voting on?

              You will be asked to vote on:

•	the election of 8 directors; and
•	the ratification of the appointment of our independent registered public accounting firm (the "independent auditor") for 2015.

May other matters be raised at the annual meeting?

              We are unaware of other matters to be acted upon at the meeting. Under Tennessee law and our governing documents, no other non-procedural business may be raised at the meeting unless proper notice has been given to shareholders. If other business is properly raised, your proxies have authority to vote as they think best, including to adjourn the meeting.

Who is entitled to vote at the annual meeting?

              You may vote if you owned shares of Dollar General common stock at the close of business on March 19, 2015. As of that date, there were 303,703,702 shares of Dollar General common stock outstanding and entitled to vote. Each share is entitled to one vote on each matter.

What is the difference between a "shareholder of record" and a "street name" holder?

              You are a "shareholder of record" if your shares are registered directly in your name with Wells Fargo Shareowner Services, our transfer agent. You are a "street name" holder if your shares are held in the name of a brokerage firm, bank, trust or other nominee as custodian.

How do I vote?

              If you are a shareholder of record, you may vote your proxy over the telephone or Internet or, if you received printed proxy materials, by marking, signing, dating and returning the printed proxy card in the enclosed envelope. Please refer to the instructions on the Notice of Internet Availability or proxy card, as applicable. Alternatively, you may vote in person at the meeting.

              If you are a street name holder, your broker, bank, or other nominee will provide materials and instructions for voting your shares. You may vote in person at the meeting if you obtain and bring to the meeting a legal proxy from your broker, banker, trustee or other nominee giving you the right to vote the shares.

What if I receive more than one Notice of Internet Availability or proxy card?

              You will receive multiple Notices of Internet Availability or proxy cards if you hold shares in different ways (e.g., joint tenancy, trusts, custodial accounts, etc.) or in multiple accounts. Street name holders will receive the Notice of Internet Availability or proxy card or other voting information, along with voting instructions, from their brokers. Please vote the shares represented by each Notice of Internet Availability or proxy card you receive to ensure that all your shares are voted.

How will my proxy be voted?

              The persons named on the proxy card will vote your proxy as you direct or, if you return a signed proxy card or complete the Internet or telephone voting procedures but do not specify how you want to vote your shares: "FOR" all directors nominated and "FOR" ratification of Ernst & Young LLP as our independent auditor for 2015.

Can I change my mind and revoke my proxy?

              Yes. A shareholder of record may revoke a proxy given pursuant to this solicitation by:

•	signing a valid, later-dated proxy card and submitting it so that it is received before the annual meeting in accordance with the instructions included in the proxy card;
•	at or before the annual meeting, submitting to our Corporate Secretary a written notice of revocation dated later than the date of the proxy;
•	submitting a later-dated vote by telephone or Internet no later than 11:59 p.m., Eastern time, on May 26, 2015; or
•	attending the annual meeting and voting in person.

              Your attendance at the annual meeting, by itself, will not revoke your proxy.

              A street name holder may revoke a proxy given pursuant to this solicitation by following the instructions of the bank, broker, trustee or other nominee who holds his or her shares.

How many votes are needed to elect directors?

              To be elected at the annual meeting, a nominee must receive the affirmative vote of a majority of votes cast by holders of shares entitled to vote at the meeting. Under our Amended and Restated Charter, the "affirmative vote of a majority of votes cast" means that the number of votes cast in favor of a nominee's election exceeds the number of votes cast against his or her election. You may vote in favor of or against the election of each nominee, or you may elect to abstain from voting your shares.

What happens if a director fails to receive the required vote for election?

              An incumbent director who does not receive the required vote for election at the annual meeting must promptly tender a resignation as a director for the Board's consideration pursuant to our Board-approved director resignation policy outlined in our Corporate Governance Guidelines. Each director standing for reelection at the annual meeting has agreed to resign, effective upon the Board's acceptance of such resignation, if he or she does not receive a majority vote. If the Board rejects the offered resignation, the director will continue to serve until the next annual shareholders' meeting and until his or her successor is duly elected or his or her earlier resignation or removal in accordance with our Amended and Restated Bylaws ("Bylaws"). If the Board accepts the offered resignation, the Board, in its sole discretion, may fill the resulting vacancy or decrease the size of the Board.

How many votes are needed to approve other matters?

              The proposal to ratify the appointment of our independent auditor for 2015 will be approved if the votes cast in favor of such proposal exceed the votes cast against it.

              With respect to this proposal, and any other matter properly brought before the annual meeting, you may vote in favor of or against the proposal, or you may elect to abstain from voting your shares.

What are broker non-votes?

              Although your broker is the record holder of any shares that you hold in street name, it must vote those shares pursuant to your instructions. If you do not provide instructions, your broker may exercise discretionary voting power over your shares for "routine" items but not for "non-routine" items. The election of directors is considered to be a non-routine item, while the ratification of the appointment of our independent auditor is considered to be a routine matter.

              "Broker non-votes" occur when shares held of record by a broker are not voted on a matter because the broker has not received voting instructions from the beneficial owner and either lacks or declines to exercise the authority to vote the shares in its discretion.

How will abstentions and broker non-votes be treated?

              Abstentions and broker non-votes, if any, will be treated as shares that are present and entitled to vote for purposes of determining whether a quorum is present but will not be counted as votes cast either in favor of or against a particular proposal and will have no effect on the outcome of a particular proposal.

Will my vote be confidential?

              Proxy instructions, ballots and voting tabulations that identify individual shareholders are handled in a manner that is intended to protect your voting privacy. Your vote will not be intentionally disclosed either within Dollar General or to third parties, except (1) as necessary to meet applicable legal requirements; (2) in a dispute regarding authenticity of proxies and ballots; (3) in the case of a contested proxy solicitation, if the other party soliciting proxies does not agree to comply with the confidential voting policy; (4) to allow for the tabulation of votes and certification of the vote; (5) to facilitate a successful proxy solicitation; or (6) when a shareholder makes a written comment on the proxy card or otherwise communicates the vote to management.

PROPOSAL 1:
ELECTION OF DIRECTORS

What is the structure of the Board of Directors?

              Our Board of Directors must consist of 1 to 15 directors, with the exact number, currently fixed at 8, set by the Board. All directors are elected annually by our shareholders.

Who are the nominees this year?

              The nominees for the Board of Directors consist of the 8 current directors. If elected, each nominee would hold office until the 2016 annual meeting of shareholders and until his or her successor is elected and qualified, subject to any earlier resignation or removal. These nominees, their ages at the date of this document and the calendar year in which they first became a director are listed in the table below.

Name	Age	Director Since
Warren F. Bryant	69	2009
Michael M. Calbert	52	2007
Sandra B. Cochran	56	2012
Richard W. Dreiling	61	2008
Patricia D. Fili-Krushel	61	2012
Paula A. Price	53	2014
William C. Rhodes, III	49	2009
David B. Rickard	68	2010

What are the backgrounds of this year's nominees?

              Mr. Bryant served as the President and Chief Executive Officer of Longs Drug Stores Corporation, a retail drugstore chain on the West Coast and in Hawaii, from 2002 through 2008 and as its Chairman of the Board from 2003 through his retirement in 2008. Prior to joining Longs Drug Stores, he served as a Senior Vice President of The Kroger Co., a retail grocery chain, from 1999 to 2002. Mr. Bryant is a director of Office Depot, Inc. and Loblaw Companies Limited of Canada and served as a director of OfficeMax Incorporated from 2004 to 2013.

              Mr. Calbert joined KKR & Co. L.P. ("KKR") in January 2000 and was directly involved with several KKR portfolio companies until his retirement in January 2014. Mr. Calbert led the Retail industry team within KKR's Private Equity platform prior to his retirement and now serves as a consultant to KKR. Mr. Calbert joined Randall's Food Markets beginning in 1994 and served as the Chief Financial Officer from 1997 until it was sold in September 1999. Mr. Calbert also previously worked as a certified public accountant and consultant with Arthur Andersen Worldwide from 1985 to 1994, where his primary focus was the retail and consumer industry. He served as our Chairman of the Board until December 2008. Mr. Calbert is a director of US Foods, Inc. and Academy, Ltd.

              Ms. Cochran has served as a director and as President and Chief Executive Officer of Cracker Barrel Old Country Store, Inc. since September 2011. She joined Cracker Barrel in April 2009 as Executive Vice President and Chief Financial Officer, and was named President and Chief Operating Officer in November 2010. She was previously Chief Executive Officer at book retailer Books-A-Million, Inc. from February 2004 to April 2009. She also served as that company's President (August 1999—February 2004), Chief Financial Officer (September 1993—August 1999) and Vice President of Finance (August 1992—September 1993). Ms. Cochran has over 20 years of experience in the retail industry. She served as a director of Books-A-Million from 2006 to 2009.

              Mr. Dreiling joined Dollar General in January 2008 as Chief Executive Officer and a member of our Board. He was appointed Chairman of the Board on December 2, 2008. Prior to joining Dollar General, Mr. Dreiling served as Chief Executive Officer, President and a director of Duane Reade Holdings, Inc. and Duane Reade Inc., the largest drugstore chain in New York City, from November 2005 until January 2008 and as Chairman of the Board of Duane Reade from March 2007 until January 2008. Prior to that, Mr. Dreiling, beginning in March 2005, served as Executive Vice President—Chief Operating Officer of Longs Drug Stores Corporation, a retail drugstore chain on the West Coast and in Hawaii, after having joined Longs in July 2003 as Executive Vice President and Chief Operations Officer. From 2000 to 2003, Mr. Dreiling served as Executive Vice President—Marketing, Manufacturing and Distribution at Safeway Inc., a food and drug retailer. Prior to that, Mr. Dreiling served from 1998 to 2000 as President of Vons, a Southern California food and drug division of Safeway. He currently serves as the Chairman of the Retail Industry Leaders Association (RILA). Mr. Dreiling is a director of Lowe's Companies, Inc.

              Ms. Fili-Krushel served as Chairman of NBCUniversal News Group, a division of NBCUniversal Media, LLC, composed of NBC News, CNBC, MSNBC and the Weather Channel, from July 2012 until April 2015. She previously served as Executive Vice President of NBCUniversal (January 2011—July 2012) with a broad portfolio of functions reporting to her, including operations and technical services, business strategy, human resources and legal. Prior to NBCUniversal, Ms. Fili-Krushel was Executive Vice President of Administration at Time Warner Inc. (July 2001—December 2010) where her responsibilities included oversight of philanthropy, corporate social responsibility, human resources, worldwide recruitment, employee development and growth, compensation and benefits, and security. Before joining Time Warner in July 2001, Ms. Fili-Krushel had been Chief Executive Officer of WebMD Health Corp. since April 2000. From July 1998 to April 2000, Ms. Fili-Krushel was President of the ABC Television Network, and from 1993 to 1998 she served as President of ABC Daytime. Before joining ABC, she had been with Lifetime Television since 1988. Prior to Lifetime, Ms. Fili-Krushel held several positions with Home Box Office. Before joining HBO, Ms. Fili-Krushel worked for ABC Sports in various positions.

              Ms. Price has been Senior Lecturer at Harvard Business School in the Accounting and Management Unit since July 2014. She was Executive Vice President and Chief Financial Officer of Ahold USA from May 2009 until January 2014. At Ahold, which operates more than 700 supermarkets under the Stop & Shop, Giant and Martin's names as well as the Peapod online grocery delivery service, Ms. Price was responsible for finance, accounting and shared services, strategic planning, real estate development, store format and construction, and information technology. Before joining Ahold, she was the Senior Vice President, Controller and Chief Accounting Officer at CVS Health Corporation (formerly CVS Caremark Corporation) from July 2006 until August 2008. Earlier in her career, Ms. Price served as the Chief Financial Officer for the Institutional Trust Services division of JPMorgan Chase (from August 2002 until September 2005), and held several other senior management positions in the U.S. and the U.K. in the financial services and consumer packaged goods industries. A certified public accountant, she began her career at Arthur Andersen & Co. Ms. Price has also served as a director of Accenture plc since May 2014 and Western Digital Corporation since July 2014 and served as a director of Charming Shoppes, Inc. (Lane Bryant, Catherine's, Fashion Bug, Cacique and Figi's brands) from March 2011 until it was sold in June 2012.

              Mr. Rhodes was elected Chairman of AutoZone, Inc., a specialty retailer and distributor of automotive replacement parts and accessories, in June 2007. He has served as President and Chief Executive Officer and as a director of AutoZone since 2005. Prior to his appointment as President and Chief Executive Officer, Mr. Rhodes was Executive Vice President—Store Operations and Commercial. Prior to 2004, he had been Senior Vice President—Supply Chain and Information Technology since 2002, and prior thereto had been Senior Vice President—Supply Chain since 2001. Prior to that time, he served in various capacities with AutoZone, including Vice President—Stores in 2000, Senior Vice President—Finance and Vice President—Finance in 1999, and Vice President—Operations Analysis and Support from 1997 to 1999. Prior to 1994, Mr. Rhodes was a manager with Ernst & Young, LLP.

              Mr. Rickard served as the Executive Vice President, Chief Financial Officer and Chief Administrative Officer of CVS Health Corporation (formerly CVS Caremark Corporation), a retail pharmacy chain and provider of healthcare services and pharmacy benefits management, from September 1999 until his retirement in December 2009. Prior to joining CVS, Mr. Rickard was the Senior Vice President and Chief Financial Officer of RJR Nabisco Holdings Corporation from March 1997 to August 1999. Previously, he was Executive Vice President of International Distillers and Vintners Americas. Mr. Rickard is a director of Harris Corporation and Jones Lang LaSalle Incorporated.

How are directors identified and nominated?

              All nominees for election as directors at the annual meeting currently serve on our Board of Directors and were nominated by the Board for election or re-election, as applicable, upon the recommendation of the Nominating and Governance Committee (the "Nominating Committee"). The Nominating Committee is responsible for identifying, evaluating and recommending director candidates, while our Board is responsible for nominating the director slate for election at the annual meeting.

              The Nominating Committee's charter and our Corporate Governance Guidelines require the Nominating Committee to consider candidates submitted by our shareholders in accordance with the notice provisions of our Bylaws (see "Can shareholders nominate directors?" below) and to apply the same criteria to the evaluation of those candidates as it applies to other director candidates. The Nominating Committee also may use a variety of other methods to identify potential director candidates, such as recommendations by our directors, management, or third-party search firms. Ms. Price, who joined our Board in 2014, was initially recommended to the Nominating Committee by a non-management director.

              Our employment transition agreement with Mr. Dreiling requires Dollar General to nominate him to serve as a member of our Board at any meeting of our shareholders held prior to January 29, 2016 that is called for the purpose of electing directors. Our failure to do so would give rise to a breach of contract claim. If Mr. Dreiling is re-elected to our Board at such a meeting, he agrees to serve in such capacity and shall serve as the Chairman of the Board at least through the date on which a successor chief executive officer begins employment with us and, if asked by our Board, through January 29, 2016 if later.

How are nominees evaluated; what are the minimum qualifications?

              Subject to Mr. Dreiling's employment transition agreement discussed above, the Nominating Committee is charged with recommending to the Board of Directors only those candidates that it believes are qualified to serve as Board members consistent with the criteria for selection of new directors adopted from time to time by the Board and who have not achieved the age of 76, unless the Board has approved an exception to this limit on a case by case basis. We have a written policy to strive to have a Board representing diverse experience at policy-making levels in areas that are relevant to our business. To implement this policy, the Committee assesses diversity by evaluating each candidate's individual qualifications in the context of how that candidate would relate to the Board as a whole and also considers more traditional concepts of diversity. The Committee periodically assesses the effectiveness of this policy by considering whether the Board as a whole represents such diverse experience and composition and by recommending to the Board changes to the criteria for selection of new directors as appropriate. The Committee recommends candidates, including those submitted by shareholders, only if it believes the candidate's knowledge, experience and expertise would strengthen the Board and that the candidate is committed to representing the long-term interests of all Dollar General shareholders.

              The Nominating Committee assesses a candidate's independence, background and experience, as well as the current Board's skill needs and diversity. With respect to incumbent directors selected for re-election, the Committee also assesses each director's meeting attendance record and suitability for continued service. In addition, the Committee determines that all nominees are in a position to devote an adequate amount of time to the effective performance of director duties and possess the following characteristics: integrity and accountability, informed judgment, financial literacy, a cooperative approach, a record of achievement, loyalty, and the ability to consult with and advise management.

What particular experience, qualifications, attributes or skills led the Board of Directors to conclude that each nominee should serve as a director of Dollar General?

              Our Board of Directors believes that each of the nominees can devote an adequate amount of time to the effective performance of director duties and possesses the minimum qualifications identified above. The Board has determined that the nominees, as a whole, complement each other, meet the Board's skill needs, and represent diverse experience at policy-making levels in areas relevant to our business. The Board also considered the following in determining that the nominees should serve as directors of Dollar General:

              Mr. Bryant has over 40 years of retail experience, including experience in marketing, merchandising, operations and finance. His substantial experience in leadership and policy-making roles at other retail companies provides him with an extensive understanding of our industry, as well as with valuable executive management skills and the ability to effectively advise our CEO.

              Mr. Calbert has considerable experience in managing private equity portfolio companies and is familiar with corporate finance and strategic business planning activities. As the former head of KKR's Retail industry team, Mr. Calbert has a strong background and extensive experience in advising and managing companies in the retail industry, including evaluating business strategies, financial plans and structures, and management teams. Mr. Calbert also has a significant financial and accounting background evidenced by his prior experience as the chief financial officer of a retail company and his 10 years of practice as a certified public accountant. Mr. Calbert serves as the Board's independent lead director and leads the executive sessions of our non-management and independent directors.

              Ms. Cochran brings over 20 years of retail experience to Dollar General as a result of her current and former roles at Cracker Barrel Old Country Store and her former roles at Books-A-Million. This experience allows her to provide additional support and perspective to our CEO and our Board. In addition, Ms. Cochran's industry and executive experience provides leadership, consensus-building, strategic planning, risk management and budgeting skills. Ms. Cochran also has significant financial experience, having served as the chief financial officer of two public companies and as vice president, corporate finance of SunTrust Securities, Inc., and our Board has determined that she qualifies as an audit committee financial expert.

              Mr. Dreiling brings to Dollar General over 45 years of retail experience at all operating levels. He provides a unique perspective regarding our industry as a result of his experience progressing through the ranks within various retail companies. His experience overseeing the operations, marketing, manufacturing and distribution functions of other retail companies bolsters Mr. Dreiling's thorough understanding of all key areas of our business. In addition, Mr. Dreiling's service in leadership and policy-making positions of other retail companies has provided him with the necessary leadership skills to effectively guide and oversee the direction of Dollar General and with the consensus-building skills required to lead our management team and our Board. Moreover, during the time that Mr. Dreiling has served as our CEO, he has gained a thorough understanding of our operations and has managed us through significant change. He was named "Retailer of the Year" by Mass Market Retailer for 2010 and 2014. Mr. Dreiling was also listed among Supermarket News "Power 50 Retailers" for 2011 and 2012 and named "CEO of the Year" by the Retail Leader in 2012.

              Ms. Fili-Krushel's background increases the breadth of experience of our Board as a result of her extensive executive experience overseeing the business strategy, philanthropy, corporate social responsibility, human resources, recruitment, employee growth and development, compensation and benefits, and legal functions at large public companies in the media industry. In addition, her understanding of consumer behavior based on her knowledge of viewership patterns and preferences provides additional perspective to our Board in understanding our customer base.

              Ms. Price brings broad experience across finance, general management and strategy gained from her service in senior executive and management positions at major corporations across several industries, including as Chief Financial Officer of Ahold USA before her retirement in 2014. Ms. Price's numerous years of experience as a certified public accountant, former Chief Financial Officer and former Chief Accounting Officer provide our Board with valuable experience and insight into accounting and finance matters, and consequently, our Board has determined that Ms. Price is an audit committee financial expert. She also brings to our Board a valuable perspective as a member of the faculty at Harvard Business School and from her service as a board member of several public companies.

              Mr. Rhodes has 20 years of experience in the retail industry, including extensive experience in operations, supply chain and finance, among other areas. This background serves as a strong foundation for offering invaluable perspective and expertise to our CEO and our Board. In addition, his experience as a board chairman and chief executive officer of a public retail company and as the former Chairman of RILA provides leadership, consensus-building, strategic planning and budgeting skills, as well as extensive understanding of both short- and long-term issues confronting the retail industry. Mr. Rhodes also has a strong financial background.

              Mr. Rickard held senior management and executive positions for much of his 38 years in the corporate world. He has significant retail experience and a diverse retail industry background, including experience serving on the board of another retail company. He also has an extensive financial and accounting background, having served as the chief financial officer of two public companies, including a large retailer. As a result, our Board has determined that Mr. Rickard is an audit committee financial expert and has elected him to serve as the Chairman of the Audit Committee. Mr. Rickard's financial experience within the retail industry also brings expertise and perspective to our Board's discussions regarding strategic planning and budgeting.

              Acting upon the Nominating Committee's recommendation, and after concluding that these nominees possess the appropriate experience, qualifications, attributes and skills, our Board has unanimously nominated these individuals to be elected by our shareholders at our annual meeting.

Can shareholders nominate directors?

              Yes. Shareholders can nominate directors by following the procedures outlined in our Bylaws. In short, the shareholder must deliver a written notice to our Corporate Secretary at 100 Mission Ridge, Goodlettsville, TN 37072 for receipt no earlier than the close of business on the 120th day and not later than the close of business on the 90th day prior to the first anniversary of the prior year's annual meeting. However, if the meeting is held more than 30 days before or more than 60 days after such anniversary date, the notice must be received no earlier than the close of business on the 120th day and not later than the close of business on the 90th day prior to the date of such annual meeting. If the first public announcement of the annual meeting date is less than 100 days prior to the date of such annual meeting, the notice must be received by the 10th day following the public announcement date.

              The notice must contain all information required by our Bylaws about the shareholder proposing the nominee and about the nominee, which generally includes:

  •
  the nominee's name, age, business and residence addresses, and principal occupation or employment;

  •
  the class and number of shares of Dollar General common stock beneficially owned by the nominee and by the shareholder proposing the nominee;

  •
  any other information relating to the nominee that is required to be disclosed in proxy solicitations with respect to nominees for election as directors pursuant to Regulation 14A of the Securities Exchange Act of 1934 (including the nominee's written consent to being named in the proxy statement as a nominee and to serving as a director, if elected);

  •
  the name and address of the shareholder proposing the nominee as they appear on our record books, and the name and address of the beneficial holder (if applicable);

  •
  any other interests of the proposing shareholder or the proposing shareholder's immediate family in the securities of Dollar General, including interests the value of which is based on increases or decreases in the value of securities of Dollar General or the payment of dividends by Dollar General;

  •
  a description of all compensatory arrangements or understandings between the proposing shareholder and each nominee; and

  •
  a description of all arrangements or understandings between the proposing shareholder and each nominee and any other person pursuant to which the nomination is to be made by the shareholder.

              You should consult our Bylaws, posted on the "Investor Information—Corporate Governance" section of our website located at www.dollargeneral.com, for more detailed information regarding the process by which shareholders may nominate directors. No shareholder nominees have been proposed for this year's annual meeting.

What if a nominee is unwilling or unable to serve?

              That is not expected to occur. If it does, the persons designated as proxies on the proxy card are authorized to vote your proxy for a substitute designated by our Board of Directors.

Are there any familial relationships between any of the nominees?

              There are no familial relationships between any of the nominees or between any of the nominees and any of our executive officers. See "Director Independence" below for a discussion of a familial relationship between Ms. Cochran and one of our non-executive officers.

What does the Board of Directors recommend?

              Our Board unanimously recommends that you vote FOR the election of each of the director nominees.

CORPORATE GOVERNANCE

Does the Board of Directors have standing Audit, Compensation and Nominating Committees?

              Yes. Our Board of Directors has a standing Audit Committee, Compensation Committee and Nominating Committee. The Board has adopted a written charter for each of these committees, which are available on the "Investor Information—Corporate Governance" section of our website located at www.dollargeneral.com. Current information regarding each of these committees is set forth below.

Name of Committee & Members	Committee Functions

AUDIT: Mr. Rickard, Chairman Mr. Bryant Ms. Cochran Ms. Price

•

Selects the independent auditor

•

Pre-approves the independent auditor's audit engagement fees and terms and all permitted non-audit services and fees

•

Reviews an annual report describing the independent auditor's internal quality control procedures and any material issues raised by its most recent review of internal quality controls

•

Annually evaluates the independent auditor's qualifications, performance and independence, annually evaluates the lead audit partner, and periodically considers whether there should be a regular rotation of such firm

•

Discusses the audit scope and any audit problems or difficulties

•

Sets policies regarding the hiring of current and former employees of the independent auditor

•

Discusses the annual audited and quarterly unaudited financial statements with management and the independent auditor

•

Discusses types of information to be disclosed in earnings press releases and provided to analysts and rating agencies

•

Discusses policies governing the process by which risk assessment and risk management are to be undertaken

•

Reviews disclosures made by the CEO and CFO regarding any significant deficiencies or material weaknesses in our internal control over financial reporting

•

Reviews internal audit activities, projects and budget

•

Establishes procedures for receipt, retention and treatment of complaints we receive regarding accounting or internal controls

•

Discusses with our general counsel legal matters having an impact on financial statements

•

Performs an annual self-evaluation

•

Furnishes the committee report required in our proxy statement

•

Evaluates and makes recommendations concerning shareholder proposals relating to matters within the committee's expertise

•

Periodically reviews and reassesses the committee's charter

Name of Committee & Members	Committee Functions

COMPENSATION: Mr. Bryant, Chairman Ms. Fili-Krushel Mr. Rhodes

•

Reviews and approves corporate goals and objectives relevant to the compensation of our CEO

•

Determines the compensation of our executive officers and recommends the compensation of our directors

•

Recommends, when appropriate, changes to our compensation philosophy and principles

•

Establishes our short-term incentive compensation program for senior officers

•

Establishes our long-term incentive compensation program and approves equity-based awards under such program

•

Oversees the share ownership guidelines and holding requirements for Board members and senior officers

•

Oversees the process for evaluating our senior officers

•

Reviews and discusses with management, prior to the filing of the proxy statement, the disclosure regarding executive compensation, including the Compensation Discussion and Analysis and compensation tables (in addition to preparing a report on executive compensation for the proxy statement)

•

Oversees and evaluates the independence of its compensation consultant and other advisors

•

Performs an annual self-evaluation

•

Evaluates and makes recommendations concerning shareholder proposals relating to matters within the committee's expertise

•

Periodically reviews and reassesses the committee's charter

NOMINATING AND	• Develops and recommends criteria for selecting new directors
GOVERNANCE:	• Screens and recommends to our Board individuals qualified to become
Mr. Rhodes, Chairman Ms. Cochran Ms. Fili-Krushel

    members of our Board

•

Recommends the structure and membership of Board committees

•

Recommends persons to fill Board and committee vacancies

•

Develops and recommends Corporate Governance Guidelines and corporate governance practices

•

Oversees the process governing the evaluation of the Board

•

Performs an annual self-evaluation

•

Evaluates and makes recommendations concerning shareholder proposals relating to matters within the committee's expertise

•

Periodically reviews and reassesses the committee's charter

Does Dollar General have an audit committee financial expert serving on its Audit Committee?

              Yes. Our Board has designated each of Mr. Rickard, Ms. Cochran and Ms. Price as an audit committee financial expert and has determined that each is independent as defined in NYSE listing standards and in our Corporate Governance Guidelines. Such experts have the same responsibilities as the other Audit Committee members. They are not our auditors or accountants, do not perform "field work" and are not employees. The SEC has determined that designation as an audit committee financial expert will not cause a person to be deemed to be an "expert" for any purpose.

How often did the Board and its committees meet in 2014?

              During 2014, our Board, Audit Committee, Compensation Committee and Nominating Committee met 16, 5, 8 and 3 times, respectively. Each incumbent director attended at least 75% of the total of all meetings of the Board and all committees on which he or she served which were held during the period for which he or she was a director and a member of each applicable committee.

What is Dollar General's policy regarding Board member attendance at the annual meeting?

              Our Board of Directors has adopted a policy that all directors should attend annual shareholders' meetings unless attendance is not feasible due to unavoidable circumstances. All persons serving as Board members at the time attended the 2014 annual shareholders' meeting.

Does Dollar General combine the positions of Chairman and CEO?

              Yes. Mr. Dreiling serves as Chairman of our Board of Directors and CEO. The Board currently believes combining these roles provides an efficient and effective leadership model for Dollar General because, given his day-to-day involvement with and intimate understanding of our specific business, industry and management team, Mr. Dreiling is particularly suited to effectively identify strategic priorities, lead the discussion and execution of strategy, and facilitate information flow between management and the Board. The Board further believes that combining these roles fosters clear accountability, effective decision-making, and alignment on the development and execution of corporate strategy. To promote effective independent oversight, the Board has adopted a number of governance practices, including:

    •
    Appointing an independent lead director and specifying his duties as outlined in our Corporate Governance Guidelines.

    •
    Ensuring opportunity after each regularly scheduled Board meeting for executive sessions of the independent directors and, if not all non-management directors are independent, of the non-management directors. As the lead director, Mr. Calbert presides over such executive sessions.

    •
    Conducting annual performance evaluations of Mr. Dreiling by the Compensation Committee and the lead director, the results of which are reviewed with the Board.

    •
    Conducting annual Board and committee performance evaluations.

              The Board recognizes that no single leadership model is right for all companies and at all times, and the Board will review its leadership structure as appropriate, including in connection with the appointment of a new CEO in light of Mr. Dreiling's planned retirement in January 2016, to ensure it continues to be in the best interests of Dollar General and our shareholders.

What is the Board of Director's role in risk oversight?

              Our Board of Directors and its committees have an important role in our risk oversight process. Our Board regularly reviews with management our financial and business strategies, including relevant material risks as appropriate. Our General Counsel also periodically reviews with the Board our insurance coverage and programs as well as litigation risks.

              The Audit Committee discusses our policies with respect to risk assessment and risk management, primarily through oversight of our enterprise risk management program. Our Internal Audit department coordinates that program, which entails review and documentation of our comprehensive risk management practices. The program evaluates internal and external risks, identifies mitigation strategies, and assesses the remaining residual risk. The program is updated through interviews with senior management and our Board, review of strategic initiatives, evaluation of the fiscal budget, review of upcoming legislative or regulatory changes, review of certain internal metrics and review of other outside information concerning business, financial, legal, reputational, and other risks. The results are presented to the Audit Committee at least annually. Quarterly, the categories with high residual risk, along with their mitigation strategies, are reviewed individually.

              Our Compensation Committee is responsible for overseeing the management of risks relating to our executive compensation program. As discussed under "Executive Compensation—Compensation Risk Considerations" below, the Compensation Committee also participates in periodic assessments of the risks relating to our overall compensation programs.

              While the Audit Committee and the Compensation Committee oversee the risk areas identified above, the entire Board is regularly informed about risks through committee reports. This enables the Board and its committees to coordinate the risk oversight role, particularly with respect to risk interrelationships. Our Board believes this division of risk management responsibilities effectively addresses the risks facing Dollar General. Accordingly, the risk oversight role of our Board and its committees has not had any effect on our Board's leadership structure.

Does Dollar General have a management succession plan?

              Yes. Our Corporate Governance Guidelines require our Board of Directors to coordinate with our CEO to ensure that a formalized process governs long-term management development and succession. Our Board formally reviews our management succession plan at least annually. Our comprehensive program encompasses not only our CEO and other executive officers but all employees through the front-line supervisory level. The program focuses on key succession elements, including identification of potential successors for positions where it has been determined that internal succession is appropriate, assessment of each potential successor's level of readiness, and preparation of individual growth and development plans. With respect to CEO succession planning, our long-term business strategy is also considered. In addition, we maintain at all times, and review with the Board periodically, a confidential procedure for the timely and efficient transfer of the CEO's responsibilities in the event of an emergency or his sudden incapacitation or departure.

              In connection with Messrs. Dreiling's and Tehle's planned retirements in January 2016 and July 2015, respectively, we are actively engaged in an internal and external search for successors. The CEO search includes, and the CFO search may include, use of a third-party executive search firm to help facilitate the process. Messrs. Calbert and Bryant (as lead director and as Compensation Committee Chairman, respectively) represent the Board on the day to day CEO search work with the executive search firm.

Are there share ownership guidelines and holding requirements for Board members and senior officers?

              Yes. Details of our share ownership guidelines and holding requirements for Board members and senior officers are included in our Corporate Governance Guidelines. See "Compensation Discussion and Analysis" and "Director Compensation" for more information on such ownership guidelines and holding requirements for senior officers and Board members, respectively.

How can I communicate with the Board of Directors?

              Our Board-approved process for security holders and other interested parties to contact the Board of Directors, a particular director, or the non-management directors or the independent directors as a group is described on www.dollargeneral.com under "Investor Information—Corporate Governance."

Where can I find more information about Dollar General's corporate governance practices?

              Our governance-related information is posted on www.dollargeneral.com under "Investor Information—Corporate Governance," including our Corporate Governance Guidelines, Code of Business Conduct and Ethics, the charter of each of the Audit Committee, the Compensation Committee and the Nominating Committee, and the name(s) of the persons chosen to lead the executive sessions of the non-management directors and of the independent directors. This information is available in print to any shareholder who sends a written request to: Investor Relations, Dollar General Corporation, 100 Mission Ridge, Goodlettsville, TN 37072.

DIRECTOR COMPENSATION

              The following table and text summarize the compensation earned by or paid to each of our non-employee Board members for 2014. Mr. Dreiling was not separately compensated for his service on the Board; his compensation for service as our CEO is discussed under "Executive Compensation" below. We have omitted the columns pertaining to non-equity incentive plan compensation and change in pension value and nonqualified deferred compensation earnings because they are inapplicable.

Fiscal 2014 Director Compensation

Name	Fees Earned or Paid in Cash ($)(1)	Stock Awards ($)(2)	Option Awards ($)(3)	All Other Compensation ($)(4)	Total ($)
Warren F. Bryant	120,000	47,669	75,846	—	243,515
Michael M. Calbert	110,000	47,669	75,846	—	233,515
Sandra B. Cochran	95,500	47,669	75,846	—	219,015
Patricia D. Fili-Krushel	97,000	47,669	75,846	—	220,515
Paula A. Price(5)	36,896	56,088	91,516	—	184,500
William C. Rhodes, III	115,000	47,669	75,846	—	238,515
David B. Rickard	113,500	47,669	75,846	—	237,015

(1)
In addition to the annual Board retainer, which was prorated in the case of Ms. Price, the following directors received payment for the following number of excess meetings: Mr. Bryant (10); Ms. Cochran (7); Ms. Fili-Krushel (8); Mr. Rhodes (10); and Mr. Rickard (4). Messrs. Bryant, Rhodes and Rickard also received an annual retainer for service as the Compensation Committee Chairman, the Nominating Committee Chairman and the Audit Committee Chairman, respectively. Mr. Calbert received an annual retainer for service as the lead director.

(2)
Represents the aggregate grant date fair value of restricted stock units awarded to Ms. Price on August 26, 2014 in connection with her appointment to the Board, as well as to each director (excluding Ms. Price) on May 29, 2014, computed in accordance with FASB ASC Topic 718. Information regarding assumptions made in the valuation of these awards is included in Note 10 of the annual consolidated financial statements in our Annual Report on Form 10-K for the fiscal year ended January 30, 2015, filed with the SEC on March 20, 2015 (our "2014 Form 10-K"). As of January 30, 2015, each of the persons listed in the table above had the following total unvested restricted stock units outstanding: each of Messrs. Bryant, Calbert, Rhodes and Rickard (1,890); Ms. Cochran (2,263); Ms. Fili-Krushel (1,879); and Ms. Price (883).

(3)
Represents the aggregate grant date fair value of stock options awarded to Ms. Price on August 26, 2014 in connection with her appointment to the Board, as well as to each director (excluding Ms. Price) on May 29, 2014, computed in accordance with FASB ASC Topic 718. Information regarding assumptions made in the valuation of these awards is included in Note 10 of the annual consolidated financial statements in our 2014 Form 10-K. As of January 30, 2015, each of the persons listed in the table above had the following total unexercised stock options outstanding (whether or not then exercisable): each of Messrs. Bryant, Calbert and Rhodes (21,756); Ms. Cochran (13,120); Ms. Fili-Krushel (12,892); Ms. Price (4,795); and Mr. Rickard (21,513).

(4)
Perquisites and personal benefits, if any, totaled less than $10,000 per director.

(5)
Ms. Price joined our Board effective August 26, 2014.

              The Board approves, upon recommendation of the Compensation Committee, the form and amount of director compensation. As part of this process, the Committee may consult with or review information provided by Meridian Compensation Partners ("Meridian"), its independent consultant, and may consider the input of our CEO and our Chief People Officer. However, the Committee and the Board retain and exercise ultimate decision-making authority regarding director compensation. We do not compensate for Board service any director who also serves as our employee. We will reimburse directors for certain fees and expenses incurred in connection with continuing education seminars and for travel and related expenses related to Dollar General business.

              For 2014, each non-employee director received payment (prorated as applicable), in quarterly installments, of the following cash compensation, as applicable:

    •
    $85,000 annual retainer for service as a Board member;

    •
    $25,000 annual retainer for service as the lead director;

    •
    $22,500 annual retainer for service as the Audit Committee Chairman;

    •
    $20,000 annual retainer for service as the Compensation Committee Chairman;

    •
    $15,000 annual retainer for service as the Nominating Committee Chairman; and

    •
    $1,500 for each Board or committee meeting in excess of an aggregate of 16 that a director attended, as a member, during the fiscal year.

              In addition, each non-employee director, including Ms. Price who joined the Board mid-year, received an annual equity award with an estimated value of $125,000 on the grant date (as determined by Meridian using economic variables such as the trading price of our common stock, expected volatility of the stock trading prices of similar companies, and the terms of the award) under our Amended and Restated 2007 Stock Incentive Plan. Sixty percent of this value was delivered in non-qualified stock options to purchase shares of our common stock ("Options") and 40% was delivered in restricted stock units payable in shares of our common stock ("RSUs"). The Options are scheduled to vest as to 25% of the award and the RSUs are scheduled to vest as to 33 1/3% of the award on each of the first four and three anniversaries of the grant date, respectively, in each case subject to the director's continued service on our Board. Directors may elect to defer receipt of shares underlying the RSUs.

              After reviewing our Board compensation program relative to our market comparator group, the Compensation Committee has recommended, and the Board has determined based upon the Committee's recommendation, that the cash component of the 2015 non-employee director compensation will remain unchanged, but the following changes will be made to the equity portion:

    •
    The equity award mix on or after January 31, 2015 will change from Options and RSUs to 100% RSUs;

    •
    RSU awards granted on or after January 31, 2015 will fully vest on the first anniversary of the grant date rather than 33.3%/year over three years; and

    •
    Equity awards granted on or after January 31, 2015 will allow for full acceleration of all unvested equity upon death, disability (as defined in the applicable award agreement) or voluntary departure from the Board.

              In addition, beginning with calendar year 2015, Dollar General has implemented a Non-Employee Director Deferred Compensation Plan (the "Director Deferred Compensation Plan") to allow for deferral by non-employee directors of up to 100% of cash fees earned for Board service in a fiscal year. For those who choose to participate, benefits are payable upon separation from service in the form, as elected by the director at the time of deferral, of a lump sum distribution or monthly payments for 5, 10 or 15 years. Participating directors can direct the hypothetical investment of deferred fees into funds identical to the funds offered in our 401(k) Plan and will be credited with the deemed investment gains and losses. The amounts deferred, along with deemed investment gains and losses, are credited to a liability account. The amount of the benefit will vary depending on the fees the director has deferred and the deemed investment gains and losses. In the event of a director's death, benefits are payable to the director's named beneficiary. In the event of a director's disability (as defined in the Director Deferred Compensation Plan), the unpaid benefit will be paid in a lump sum. Participant deferrals are not contributed to a trust, and all benefits are paid from Dollar General's general assets.

              Our non-employee directors are subject to share ownership guidelines and holding requirements. The ownership guideline is 4 times the annual cash retainer payable for service on our Board as in effect on January 1, 2011 (or, if later, the date on which the director joined or joins our Board) to be achieved within 5 years of August 24, 2011 (or, if later, within 5 years of the date on which the director joined or joins our Board). At least 1 times the annual cash retainer in effect at the time the director joined or joins our Board should be acquired prior to joining the Board (or as soon after as practicable). Administrative details pertaining to these matters are established by the Compensation Committee.

DIRECTOR INDEPENDENCE

Is Dollar General subject to the NYSE governance rules regarding director independence?

              Yes. A majority of our directors must be independent in accordance with the independence requirements set forth in the NYSE listing standards. In addition, the Audit Committee, the Compensation Committee and the Nominating Committee must be composed solely of independent directors to comply with such listing standards and, in the case of the Audit Committee, with SEC rules. The NYSE listing standards define specific relationships that disqualify directors from being independent and further require that for a director to qualify as "independent," the Board must affirmatively determine that the director has no material relationship with Dollar General. The SEC's rules and the NYSE listing standards contain separate definitions of independence for members of audit committees and compensation committees, respectively.

How does the Board of Directors determine director independence?

              The Board of Directors affirmatively determines the independence of each director and director nominee in accordance with guidelines it has adopted, which include all elements of independence set forth in the NYSE listing standards and SEC rules as well as certain Board-adopted categorical independence standards. These guidelines are contained in our Corporate Governance Guidelines, which are posted on the "Investor Information—Corporate Governance" section of our website located at www.dollargeneral.com.

              The Board first analyzes whether any director or nominee has a relationship covered by the NYSE listing standards that would prohibit an independence finding for Board or committee purposes. The Board then analyzes any relationship of the remaining eligible directors and nominees with Dollar General or our management that falls outside the parameters of the Board's separately adopted categorical independence standards to determine whether or not that relationship is material. The Board may determine that a director or nominee who has a relationship outside such parameters is nonetheless independent because the relationship is not considered to be material. Any director who has a material relationship with Dollar General or its management is not considered to be independent. Absent special circumstances, the Board does not consider or analyze any relationship that falls within the parameters of the Board's separately adopted categorical independence standards.

Are all of the directors and nominees independent?

              No. Our Board of Directors consists of Warren F. Bryant, Michael M. Calbert, Sandra B. Cochran, Richard W. Dreiling, Patricia D. Fili-Krushel, Paula A. Price, William C. Rhodes and David B. Rickard. Messrs. Rickard and Bryant and Mss. Cochran and Price serve on our Audit Committee, Messrs. Bryant and Rhodes and Ms. Fili-Krushel serve on our Compensation Committee, and Mr. Rhodes and Mss. Cochran and Fili-Krushel serve on our Nominating Committee.

              Our Board has affirmatively determined that Messrs. Bryant, Calbert, Rhodes and Rickard and Mss. Cochran, Fili-Krushel and Price, but not Mr. Dreiling, are independent from our management under both the NYSE listing standards and our additional standards. Except as described below, any relationship between an independent director and Dollar General or our management fell within the Board-adopted categorical standards and, accordingly, was not reviewed or considered by our Board. The Board has also determined that the current members of the Audit Committee, the Compensation Committee and the Nominating Committee meet the independence requirements for membership on those committees set forth in the NYSE listing standards, our additional standards and, as to the Audit Committee, SEC rules.

              In reaching the determination that Ms. Cochran is independent, the Board considered that Ms. Cochran's brother, Stephen Brophy, has served as a Vice President of the Company (a non-executive position) since 2009. For 2014, Mr. Brophy earned from the Company total cash compensation (comprised of his base salary and bonus compensation) of less than $320,000 and received an annual equity award consisting of 3,034 non-qualified stock options, a target award of 569 performance share units, and 566 restricted stock units. In March 2015, Mr. Brophy received an annual equity award consisting of 3,583 non-qualified stock options, a target award of 433 performance share units, and 433 restricted stock units. All equity awards were granted on terms consistent with the annual equity awards received by all Dollar General employees at the same job grade level as Mr. Brophy and on terms substantially similar to the forms of award agreements on file with the SEC. We do not expect Mr. Brophy's total cash compensation for 2015 to materially differ from his 2014 total cash compensation.

              Mr. Brophy also is eligible to participate in employee benefits plans and programs available to our other full-time employees. Ms. Cochran does not participate in any decision-making related to Mr. Brophy's compensation or performance evaluations. Mr. Brophy's cash compensation and equity awards were approved by the Compensation Committee pursuant to the Company's related-party transactions approval policy.

TRANSACTIONS WITH MANAGEMENT AND OTHERS

Does the Board of Directors have a related-party transactions approval policy?

              Yes. Our Board of Directors has adopted a written policy for the review, approval or ratification of "related party" transactions. A "related party" for this purpose includes our directors, director nominees, executive officers and greater than 5% shareholders, and any of their immediate family members, and a "transaction" includes one in which (1) the total amount may exceed $120,000, (2) Dollar General is a participant, and (3) a related party will have a direct or indirect material interest (other than as a director or a less than 10% owner of another entity, or both).

              The policy requires prior Board approval for all known related party transactions, subject to certain exceptions identified below. In addition, at least annually after receiving a list of immediate family members from our directors and executive officers, relevant internal departments determine whether any transactions were unknowingly entered into with a related party and the Board is presented with a list of such transactions, subject to certain exceptions identified below, for review. The related party may not participate in any discussion or approval of the transaction and must provide to the Board all material information concerning the transaction.

              Our Chairman and CEO is authorized to approve a related party transaction in which he is not involved if the total anticipated amount is less than $1 million and he informs the Board of the transaction. The transactions below are deemed pre-approved without Board review or approval:

    •
    Transactions involving a total amount that does not exceed the greater of $1 million or 2% of the entity's annual consolidated revenues (total consolidated assets in the case of a lender) if no related party who is an individual participates in the actual provision of services or goods to, or negotiations with, us on the entity's behalf or receives special compensation or benefit as a result.

    •
    Charitable contributions if the total amount does not exceed 2% of the recipient's total annual receipts and no related party who is an individual participates in the grant decision or receives any special compensation or benefit as a result.

    •
    Transactions where the interest arises solely from share ownership in Dollar General and all of our shareholders receive the same benefit on a pro rata basis.

    •
    Transactions where the rates or charges are determined by competitive bid.

    •
    Transactions for services as a common or contract carrier or public utility at rates or charges fixed in conformity with law or governmental authority.

    •
    Transactions involving services as a bank depositary of funds, transfer agent, registrar, trustee under a trust indenture, or similar services.

    •
    Compensatory transactions available on a nondiscriminatory basis to all salaried employees generally, ordinary course business travel expenses and reimbursements, or compensatory arrangements to directors, director nominees or officers that have been approved by the Board or an authorized committee.

What related-party transactions existed in 2014 or are planned for 2015?

              Other than compensation paid or to be paid during 2014 and 2015 to one of our non-executive officers who is a family member of Ms. Cochran, as discussed further under "Director Independence" above, there are no transactions that have occurred since the beginning of 2014, or any currently proposed transactions, that involve Dollar General and exceed $120,000 and in which a related party had or has a direct or indirect material interest.

EXECUTIVE COMPENSATION

              We refer to the persons listed in the Summary Compensation Table below as our "named executive officers."

Compensation Discussion and Analysis

Executive Overview

              The overarching goal of our executive compensation program is to serve the long-term interests of our shareholders. A competitive executive compensation package is critical for us to attract, retain and motivate persons who we believe have the ability and desire to deliver superior shareholder returns. We strive to balance the short-term and long-term components of our executive compensation program to incent achievement of both our annual and long-term business strategies, to pay for performance and to maintain our competitive position in the market in which we compete for executive talent.

              Compensation Best Practices.    As evidenced by the following practices and policies, we strive to ensure alignment of interests with shareholders and to implement sound corporate governance practices:

Compensation Practice		Dollar General Policy
Pay for Performance	✓	We link pay to performance by ensuring a significant percentage of total direct compensation is linked with the financial performance of key metrics. All of our short-term cash incentive compensation and a significant majority of our long-term equity incentive compensation are performance based. For more details, see "Pay for Performance" below.
Share ownership guidelines and holding requirements	✓
We utilize share ownership guidelines and holding requirements to create alignment with the long-term interests of our shareholders. For more details, see "Share Ownership Guidelines and Holding Requirements" below.
Prohibition on hedging and pledging Dollar General securities and on holding Dollar General securities in margin accounts	✓
We prohibit executive officers and Board members from hedging their ownership of Dollar General stock, pledging Dollar General securities as collateral, and holding Dollar General securities in a margin account. For more details, see "Policy Against Hedging and Pledging Transactions" below.
Substantial elimination of tax gross-ups	✓	None of our executives are eligible for tax gross-up payments other than on relocation-related items.
Prohibition on repricing or cash buyout of underwater stock options without shareholder approval	✓
Our long-term equity incentive program does not permit repricing of underwater stock options, including reduction in exercise price of stock options or replacement of an award with cash or another award type, without shareholder approval.

Compensation Practice		Dollar General Policy
Annual compensation risk assessment	✓	Our Compensation Committee performs at least annually a risk assessment of our compensation program.
Independent compensation consultant	✓	The Compensation Committee retains an independent compensation consultant to advise the Compensation Committee on the executive and non-employee director compensation program and practices.

              Pay for Performance.    Consistent with our pay-for-performance philosophy, a significant majority of our named executive officers' target total direct compensation for 2014 was performance based and exposed to fluctuations in the price of our common stock. In addition, our 2014 target total direct compensation packages sought to reward both long-term and annual performance, as shown in the charts below:

CEO	Other NEOs (Average)

STI—Short-Term Cash Incentive

LTI—Long-Term Equity Incentive

              The results of the financial performance metrics used in connection with our 2014 performance-based compensation are as follows:

  •
  Adjusted EBITDA was $2.175 billion (versus $2.09 billion in 2013) and Adjusted ROIC was 19.50% (versus 19.89% in 2013), in each case as defined and calculated for purposes of our outstanding performance share unit awards, resulting in the performance share units granted in March 2014 being earned at 95.10% of target.

  •
  Adjusted EBIT, as defined and calculated for purposes of our annual Teamshare bonus program, was $1.795 billion (96.97% of the target) compared to $1.742 billion (94.2% of target) in 2013, resulting in a 2014 Teamshare payout to participants at 84.84% of target.

  •
  Adjusted EPS, as defined and calculated for purposes of Mr. Dreiling's performance-based restricted stock award granted in 2012, exceeded the 2014 target of $3.61 per share, resulting in the vesting of the first tranche of such award.

              Significant Compensation-Related Actions in 2014.    We make various changes to our compensation program in the normal course in order to remain competitive and further strengthen our program in ways that support our shareholders' interests. The most significant compensation-related actions in 2014 pertaining to our named executive officers include:

  •
  the implementation of share ownership holding requirements for our senior officers, including the named executive officers, to further complement the existing share ownership guidelines and enhance alignment with shareholders' interests;

  •
  an increase in the share ownership guideline for Mr. Vasos in light of his promotion to Chief Operating Officer;

  •
  the elimination from our employment agreements of the provisions providing for gross-up payments on any excise taxes imposed under Section 280G of the Internal Revenue Code;

  •
  the modification of the Teamshare bonus program to institute a financial performance maximum of 120% (previously uncapped) of the target level and to reduce the financial performance threshold from 95% to 90% of the target level to better reflect the practices of our market comparator group, where financial performance below the threshold would result in no bonus payout and financial performance at or above the maximum would result in a capped bonus payout of 300% of an individual's target payout percentage; and

  •
  the modification of the financial performance threshold and maximum levels for adjusted EBITDA and ROIC underlying our performance share units to align with those of the Teamshare bonus program as applicable (see "2014 Equity Awards" below for more detail).

              2014 Say on Pay Vote.    Once every three years, we provide the opportunity for our shareholders to vote on a nonbinding basis with respect to our compensation program for named executive officers, which is the time interval last approved by our shareholders on a nonbinding basis. The advisory vote on our named executive officer compensation program was last held in 2014. Of the total votes cast (excluding abstentions and broker non-votes), 96.0% were cast in support of the program, which we view as overwhelmingly supportive of our compensation policies and decisions. Accordingly, we do not believe the results required consideration of changes to our compensation program. The next opportunity for our shareholders to vote to approve on a nonbinding basis the compensation of our named executive officers will be at our 2017 annual meeting of shareholders.

Executive Compensation Philosophy and Objectives

              We strive to attract, retain and motivate persons with superior ability, to reward outstanding performance, and to align the long-term interests of our named executive officers with those of our shareholders. The material compensation principles applicable to the compensation of our named executive officers are summarized below and discussed in more detail in "Elements of Named Executive Officer Compensation":

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  We generally target total compensation at a reasonable benchmarked median range of total compensation of comparable positions within our market comparator group, but we make adjustments based on circumstances, such as unique job descriptions and responsibilities as well as our particular niche in the retail sector, that are not reflected in the market data. For competitive or other reasons, our levels of total compensation or any component of compensation may exceed or be below the median range of our market comparator group.

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  We set base salaries to reflect the responsibilities, experience, performance and contributions of the named executive officers and the salaries for comparable benchmarked positions.

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  We reward named executive officers who enhance our performance by linking cash and equity incentives to the achievement of our financial goals.

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  We promote share ownership to align the interests of our named executive officers with those of our shareholders.

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  In approving compensation arrangements, we take into consideration the recent compensation history of the named executive officer, including special or unusual compensation payments, and maintain an appropriate balance between base salary and annual and long-term incentive compensation.

              We utilize employment agreements with the named executive officers which, among other things, set forth minimum levels of certain compensation components. We believe such arrangements are a common protection offered to named executive officers at other companies and help to ensure continuity and aid in retention. The employment agreements also provide for standard protections to both the named executive officer and Dollar General should such officer's employment terminate.

Named Executive Officer Compensation Process

              Oversight.    Our Board of Directors has delegated responsibility for executive compensation to its Compensation Committee. The Compensation Committee, consisting entirely of independent directors, approves the compensation of our named executive officers.

              Use of Outside Advisors.    The Compensation Committee has selected Meridian Compensation Partners ("Meridian") to serve as its independent compensation consultant. Meridian (or its predecessor) has served as the Committee's consultant since 2007. The written agreement with Meridian details the terms and conditions under which Meridian will provide independent advice to the Committee in connection with matters pertaining to executive and director compensation. The Committee (or its chairman) shall determine the scope of Meridian's services. The approved scope generally includes availability for attendance at select Committee meetings and associated preparation work, risk assessment assistance, assisting with the Committee's decision making with respect to executive and director compensation matters, providing advice on our executive pay philosophy, compensation market comparator group and incentive plan design, providing competitive market studies, and apprising the Committee about emerging best practices and changes in the regulatory and corporate governance environment.

              A Meridian representative attends or is on call to join such Committee meetings and private sessions as the Committee requests. The Committee's members are authorized to consult directly with the consultant as desired. Meridian, along with management, prepares market comparator group data for consideration by the Committee in making decisions on items such as base salary, the Teamshare bonus program, and the long-term incentive program.

              After evaluating all of the factors required to be considered by the NYSE listing standards, the Committee has determined that Meridian is independent from Dollar General and that no conflicts of interest exist related to Meridian's services provided to the Committee.

              Management's Role.    Mr. Bob Ravener, our Executive Vice President and Chief People Officer, and non-executive members of the human resources group have assisted Meridian in gathering and analyzing relevant competitive data and, with the input of Mr. Dreiling, identifying and evaluating various alternatives for named executive officer compensation (including Mr. Ravener's). The Committee's Chairman periodically consults directly with Messrs. Dreiling and Ravener, and other non-executive members of our human resources group, in connection with executive compensation, and consulted with Mr. Ravener, Ms. Rhonda M. Taylor, our Executive Vice President and General Counsel, and other non-executive members of our human resources group, in connection with Mr. Dreiling's employment transition compensation. Messrs. Dreiling and Ravener discuss with the Committee their recommendations regarding named executive officer pay components, typically based on benchmarking data; however, Mr. Dreiling does not participate in the Committee's deliberations of his own compensation. For the role of management in named executive officers' performance evaluations, see "Use of Performance Evaluations" below.

              Although the Committee values and solicits such input from management, it retains and exercises sole authority to make decisions regarding named executive officer compensation.

              Use of Performance Evaluations.    For 2013, the Compensation Committee assessed the performance of Mr. Dreiling, considering Mr. Dreiling's input, the anonymous input of his direct reports as consolidated by Mr. Ravener, and other factors. In addition, Mr. Dreiling assessed the performance of each of the other named executive officers and reported to the Committee whether each named executive officer (other than himself) performed satisfactorily. A similar process was followed to evaluate each named executive officer's 2014 performance other than Mr. Dreiling. Mr. Dreiling's 2014 performance evaluation was instead subsumed within the negotiations surrounding his employment transition agreement as discussed under "CEO Employment Transition Agreement" below.

              These evaluations are used to determine each such officer's overall success in meeting or exhibiting certain enumerated factors, including our four publicly disclosed operating priorities and certain core attributes on which all of our employees are evaluated. These evaluations are subjective; no objective criteria or relative weighting is assigned to any individual factor.

              The Committee uses the overall performance evaluation results as an eligibility threshold for annual base salary increases and Teamshare bonus payments for named executive officers. An overall performance rating below "good" (i.e., "unsatisfactory" or "needs improvement") for the last completed fiscal year would generally preclude a named executive officer from receiving any annual base salary increase or Teamshare bonus payment (although the Committee retains discretion to approve a Teamshare bonus payment in the event of a "needs improvement" rating). The performance evaluation results have not been used to determine the amount of the Teamshare bonus payment for any named executive officer; rather, the Teamshare bonus amount is determined solely based upon the Company's level of achievement of a pre-established financial performance measure and the terms of the Teamshare program (see discussion below). Any named executive officer who receives a "needs improvement" performance rating also would receive a reduced level of restricted stock units and stock options. Each named executive officer received a satisfactory (i.e., "good," "very good," or "outstanding") overall performance evaluation with respect to each of 2013 and 2014.

              The performance evaluation results also may impact the amount of a named executive officer's annual base salary increase. Any named executive officer who receives a satisfactory performance rating is given a percentage base salary increase that equals the overall budgeted increase for the Company's U.S.-based employee population unless:

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  the executive's performance evaluation relative to other executives supports a higher or lower percentage increase;

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  the market comparator group data indicate that an upward market adjustment would more closely align compensation within a reasonable range of median of the market comparator group;

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  an additional or exceptional event occurs, such as an internal equity adjustment, a promotion or a change in responsibilities, or a similar one-time adjustment is required; and/or

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  the Committee believes any other reason justifies a variation from the overall budgeted increase.

              Use of Market Benchmarking Data.    The Compensation Committee utilizes a market comparator group when making compensation decisions (see "Executive Compensation Philosophy and Objectives" above). The market comparator group is approved by the Committee and consists of companies selected according to their similarity to our operations, services, revenues and markets.

Those companies are likely to have executive positions comparable in breadth, complexity and scope of responsibility to ours. This market comparator group is periodically reviewed to ensure that it remains relevant.

              Our market comparator group for 2014 compensation decisions other than for Mr. Vasos consisted of the same companies as our 2013 market comparator group:

AutoZone	Big Lots	Family Dollar	McDonald's
OfficeMax	PetSmart	Staples	J.C. Penney
The Gap	Macy's	Ross Stores	TJX Companies
Kohl's	Starbucks	L Brands	Dollar Tree
Foot Locker	Safeway	Yum! Brands

              Our market comparator group for Mr. Vasos' 2014 compensation decisions consisted of the nine companies (Big Lots, Dollar Tree, Family Dollar, Foot Locker, J.C. Penney, McDonald's, PetSmart, Ross Stores and Safeway) in our 2014 market comparator group that report data for a comparable position.

              For positions below CEO, the Committee biennially reviews market data provided by Meridian for each named executive officer. In years where individual data is not provided by Meridian, the Committee conducts its review against the prior year's data after applying an aging factor provided by Meridian. Market data for the CEO is provided by Meridian annually to ensure that the Committee is aware of any significant movement in CEO compensation levels within the market comparator group. For 2014 executive compensation decisions other than Mr. Dreiling, the Committee reviewed 2013 market comparator group data that had been aged by 3%. In the case of Mr. Dreiling's 2014 compensation, Meridian provided current survey data from the market comparator group.

Elements of Named Executive Officer Compensation

              We provide compensation in the form of base salary, short-term cash incentives, long-term equity incentives, benefits and limited perquisites. We believe each of these elements is a necessary component of the total compensation package and is consistent with compensation programs at companies with whom we compete both for business and talent.

              Base Salary.    Base salary promotes the recruiting and retention functions of our compensation program by reflecting the salaries for comparable positions in the competitive marketplace, rewarding strong performance, and providing a stable and predictable income source for our executives. Because we likely would be unable to attract or retain quality named executive officers in the absence of competitive base salary levels, this component constitutes a significant portion of the total compensation package. Our employment agreements with the named executive officers set forth minimum base salary levels, but the Compensation Committee retains sole discretion to increase these levels from time to time.

              (a)    Named Executive Officers Other than Mr. Dreiling.    In 2014, the Compensation Committee determined that the named executive officers' performance assessments relative to other executives supported a percentage increase equal to that which was budgeted for our entire U.S.-based employee population (see "Use of Performance Evaluations"). Such increase, along with the other compensation components, maintained total compensation within a reasonable range of the median of the market comparator group. Accordingly, each of the named executive officers received the budgeted 2.45% annual base salary increase in 2014. The increase was effective as of April 1, 2014.

              (b)    Mr. Dreiling.    In determining Mr. Dreiling's 2014 base salary, the Compensation Committee took into account Mr. Dreiling's performance assessment, the amount budgeted for our entire U.S.-based employee population (see "Use of Performance Evaluations"), and the benchmarking data of the applicable market comparator group (see "Use of Market Benchmarking Data"). The Committee determined that Mr. Dreiling should receive the same 2.45% base salary increase that was awarded to each of the other named executive officers which, along with the other components of Mr. Dreiling's 2014 compensation, maintained his total compensation within a reasonable range of the median of the market comparator group.

              Short-Term Cash Incentive Plan.    Our short-term cash incentive plan, called Teamshare, is established under our shareholder-approved Amended and Restated Annual Incentive Plan. The Teamshare program provides an opportunity for each named executive officer to receive a cash bonus payment equal to a certain percentage of base salary based upon Dollar General's achievement of one or more pre-established financial performance targets based on any of the performance measures listed in the Amended and Restated Annual Incentive Plan.

              As a threshold matter, a named executive officer's eligibility to receive a bonus under the Teamshare program depends upon his receiving an overall individual performance rating of satisfactory (see "Use of Performance Evaluations"). Accordingly, Teamshare fulfills an important part of our pay for performance philosophy while aligning the interests of our named executive officers and our shareholders.

              (a)    2014 Teamshare Structure.    The Compensation Committee selected adjusted EBIT as the financial performance measure for the 2014 Teamshare program. The Committee believes that EBIT is a comprehensive measure of the Company's performance and provides a different but complementary focus for the short-term incentive program than that used for the long-term incentive program. For purposes of the 2014 Teamshare program, adjusted EBIT is defined as the Company's operating profit as calculated in accordance with U.S. generally accepted accounting principles ("GAAP"), but shall exclude:

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  the impact of (a) any costs, fees and expenses directly related to the consideration, negotiation, preparation, or consummation of any asset sale, merger or other transaction that results in a Change in Control (within the meaning of our Amended and Restated 2007 Stock Incentive Plan) of the Company or any offering of our common stock or other security; (b) any gain or loss recognized as a result of derivative instrument transactions or other hedging activities; (c) any gains or losses associated with the early retirement of debt obligations; (d) charges resulting from significant natural disasters; and (e) any significant gains or losses associated with our LIFO computation; and

  •
  unless the Committee disallows any such item, (a) non-cash asset impairments; (b) any significant loss as a result of an individual litigation, judgment or lawsuit settlement (including a collective or class action lawsuit and security holder lawsuit, among others); (c) charges for business restructurings; (d) losses due to new or modified tax or other legislation or accounting changes enacted after the beginning of the 2014 fiscal year; (e) significant tax settlements; and (f) any significant unplanned items of a non-recurring or extraordinary nature.

              The Committee established a target performance level for the adjusted EBIT performance measure, as well as threshold (below which no bonus may be earned) and maximum (above which no further bonus may be earned) performance levels. The target adjusted EBIT performance level for the 2014 Teamshare program was $1.851 billion which, consistent with prior practice, was the same level as our 2014 annual financial plan objective. To more closely reflect the practices of our market comparator group, the Committee set the threshold performance level at 90% of the target level and instituted a performance cap of 120% of the target level.

              The bonus payable to each named executive officer upon satisfaction of the 2014 target adjusted EBIT performance level is equal to the applicable target percentage, as set forth in the chart below, of the applicable salary. For all named executive officers, such percentages are consistent with those in effect at the end of the prior year and, except for Messrs. Dreiling and Vasos (for whom the market value was not blended), such percentages reflect a blend of the approximate median of the payout percentages for the market comparator group.

Name	Target Payout Percentage
Mr. Dreiling	130%
Mr. Vasos	80%
Mr. Tehle	65%
Mr. D'Arezzo	65%
Mr. Sparks	65%

              Performance between 90% (threshold) and 100% of the financial performance target, as well as between 100% and 120% (maximum) of the financial performance target, is interpolated on a straight-line basis on actual results for a bonus payout of between 50% (at threshold), 100% (at target) and 300% (at maximum) of the individual's target payout percentage.

              (b)    2014 Teamshare Results.    The Compensation Committee confirmed the adjusted EBIT performance result at $1.795 billion (96.97% of target), which equates to a payout of 84.84% of individual bonus targets under the 2014 Teamshare program. Accordingly, a 2014 Teamshare payout was made to each named executive officer at the following percentages of base salary earned: Mr. Dreiling, 110.29%; Mr. Vasos, 67.87%; and each of Messrs. Tehle, D'Arezzo and Sparks, 55.14%. Such amounts are reflected in the "Non-Equity Incentive Plan Compensation" column of the Summary Compensation Table.

              Long-Term Equity Incentive Program.    Long-term equity incentives motivate named executive officers to focus on long-term success for shareholders. These incentives help provide a balanced focus on both short-term and long-term goals and are important to our compensation program's recruiting and retention objectives. Such incentives are designed to compensate named executive officers for a long-term commitment to us, while motivating sustained increases in our financial performance and shareholder value.

              Equity awards are made under our shareholder-approved Amended and Restated 2007 Stock Incentive Plan and options are granted with a per share exercise price equal to the fair market value of one share of our common stock on the date of grant.

              (a)    2012 Performance-Based Restricted Stock Award.    In March 2012 the Compensation Committee awarded Mr. Dreiling a grant of 326,037 performance-based restricted shares of our common stock which could be earned upon the satisfaction of certain earnings per share ("EPS") performance targets for fiscal years 2014 and 2015. The EPS goals were established by the Committee on the grant date based upon EPS forecasts contained in our long-term strategic plan. Half of the performance-based restricted stock vested after the end of our 2014 fiscal year as a result of achievement of the EPS goal of $3.61, and the other half is eligible to vest after the end of our 2015 fiscal year if the EPS goal for that year is achieved. The vesting of the 2015 tranche is subject to continued employment with us through the date on which it is determined that the EPS goal has been achieved and certain accelerated vesting provisions. In light of Mr. Dreiling's announced retirement, we do not currently anticipate that Mr. Dreiling will remain employed with us through the date necessary for vesting of the 2015 tranche.

              For purposes of calculating the achievement of the EPS targets for each of 2014 and 2015, EPS means the quotient of (x) net income earned in the applicable fiscal year (as calculated in accordance with GAAP applicable to the Company at the relevant time), with such net income calculation to exclude the items identified below, by (y) the weighted average number of shares of our common stock outstanding during the applicable fiscal year. The net income calculation excludes the impact of all items excluded from the 2014 Teamshare program adjusted EBIT calculation outlined above, as well as share-based compensation charges and all consulting, accounting, legal, valuation, banking, filing, disclosure and similar costs, fees and expenses directly related to the consideration, negotiation, approval and consummation of the proposed acquisition and related financing of the Company by affiliates of Kohlberg Kravis Roberts & Co. (including without limitation any costs, fees and expenses relating to the filing and maintenance of a market maker registration statement or to any refinancings) and any litigation or settlement of any litigation related thereto. Additionally, the calculation of net income excludes (unless the Committee disallows such exclusion) any material and demonstrable impact resulting from changes in tax or other legislation or accounting changes enacted after the beginning of the 2012 fiscal year and not contemplated in our 2012-2016 financial plan (as opposed to the 2014 Teamshare program adjusted EBIT calculation, which excludes, unless the Committee disallows, the losses due to changes in tax or other legislation or accounting changes enacted after the beginning of the 2014 fiscal year).

              (b)    2014 Equity Awards.    Under our long-term equity structure, each of the named executive officers receives an annual award of time-based stock options, time-based restricted stock units and performance share units. The mix of the equity value is delivered 50% in options, 25% in performance share units and 25% in restricted stock units, which the Committee has previously determined to align with the equity mix among our market comparator group. Additionally, the Committee believes this design is appropriate to achieve both the incentive and retention goals of the awards.

              Consistent with our compensation philosophy and objectives, the value of the long-term incentive awards was based on a reasonable range of the median of the long-term equity target values of our market comparator group. The market value for named executive officer positions was blended to establish a single long-term incentive value on which awards are based for all named executive officers (other than the CEO and COO for whom the market value was not blended). This blending practice is similar to the one described under "Short-Term Cash Incentive Plan" above. The actual number of stock options, performance share units and restricted stock units awarded were determined by applying a formula provided by Meridian (Black Scholes for stock options) to the selected long-term incentive values.

              The options will vest 25% on each of the first four anniversaries of the grant date, subject to the named executive officer's continued employment with us and certain accelerated vesting provisions.

              The performance share units can be earned if certain performance measures are achieved during the performance period (which was fiscal year 2014) and if certain additional vesting requirements are met. The performance measures are goals related to adjusted EBITDA (weighted 50%) and ROIC (weighted 50%) as established by the Committee on the grant date, using the adjusted EBITDA/ROIC-based performance criteria as outlined below:

Adjusted EBITDA Shares Earned		ROIC Shares Earned
EBITDA Result v. Target (%)	Shares Earned (%)	ROIC Result v. Target (%)	Shares Earned (%)	Total Shares Earned (%)
<90	0	<94.86	0	0
90	25	94.86	25	50
100	50	100.00	50	100
120	150	110.29	150	300

              The Committee believes that this weighting puts the appropriate emphasis on maintaining ROIC at an acceptable level to help ensure that invested capital is providing an appropriate return over time. In 2014, the threshold and maximum levels of performance criteria for performance share units were revised from 95% and 110% of target, respectively, for adjusted EBITDA, and 97.51% and 104.98% of target, respectively, for ROIC, to 90% and 120% of target, respectively, for adjusted EBITDA, and 94.86% and 110.29% of target, respectively, for ROIC, with performance in between such levels to be determined on the same graduated scale used to determine incentive cash payouts under our 2014 Teamshare program discussed above between 50% of threshold performance and 300% for maximum performance. This change reflects the Committee's desire to align the payout and performance scale of the short-term and long-term incentive programs. The number of performance share units earned could vary between 0% and 300% of the target number based on actual performance compared to target performance on a similar graduated scale as that of our Teamshare program discussed above. The target performance levels for 2014 adjusted EBITDA and ROIC were $2.246 billion and 19.44%, respectively. Actual 2014 adjusted EBITDA and adjusted ROIC results were $2.175 billion (96.84% of adjusted EBITDA target) and 19.50% (100.31% of ROIC target), respectively. Accordingly, 95.10% of the target number of performance share units was earned as a result of 2014 performance. The 2014 target adjusted EBITDA and ROIC performance levels, consistent with prior practice, were the same levels as our 2014 annual financial plan objectives.

              The actual number of performance share units earned for 2014 for each of the named executive officers was 28,838 for Mr. Dreiling, 6,759 for Mr. Vasos and 4,957 for each of the other named executive officers. One-third of the performance share units earned based on 2014 financial performance vested on the last day of the one-year performance period, and the remaining two-thirds of the performance share units vest equally on the second and third anniversaries of the grant date, subject to the named executive officer's continued employment with us and certain accelerated vesting provisions. All vested performance share units will be settled in shares of our common stock.

              The adjusted EBITDA performance target is computed as income (loss) from continuing operations before cumulative effect of change in accounting principles plus interest and other financing costs, net, provision for income taxes, and depreciations and amortization, but excludes the impact of all items excluded from the 2014 Teamshare program adjusted EBIT calculation outlined above, as well as share-based compensation charges. The ROIC performance target is calculated as (a) the result of (x) the sum of (i) our operating income, plus (ii) depreciation and amortization, plus (iii) minimum rentals, minus (y) taxes, divided by (b) the result of (x) the sum of the averages of: (i) total assets, plus (ii) accumulated depreciation and amortization, minus (y) (i) cash, minus (ii) goodwill, minus (iii) accounts payable, minus (iv) other payables, minus (v) accrued liabilities, plus (vi) 8x minimum rentals (with all of the foregoing terms as determined per our financial statements) but excludes the impact of all items excluded from the 2014 Teamshare program adjusted EBIT calculation outlined above.

              The restricted stock units are payable in shares of our common stock and vest in equal installments over 3 years from the grant date, subject to continued employment with us and certain accelerated vesting conditions.

              (d)    Share Ownership Guidelines and Holding Requirements.    We have adopted share ownership guidelines and holding requirements for senior officers, which are included in our Corporate Governance Guidelines. The share ownership guideline is a multiple, as set forth below, of the officer's annual base salary as in effect on April 1, 2013 (or, if later, the officer's hire or promotion date) to be achieved within 5 years of the later of April 1, 2013 or the April 1 next following such person's hire or promotion date.

Officer Level	Multiple of Base Salary
CEO	5X
COO	4X
EVP	3X
SVP	2X

              Each senior officer is required to retain ownership of 50% of all net after-tax shares granted by Dollar General until he or she reaches the target. Administrative details pertaining to these matters are established by the Compensation Committee.

              (e)    Policy Against Hedging and Pledging Transactions.    Our Insider Trading Policy prohibits Board members and executive officers from pledging Dollar General securities as collateral, from holding Dollar General securities in a margin account, and from hedging their ownership of Dollar General stock. Examples of hedging ownership include entering into or trading prepaid variable forward contracts, equity swaps, collars, puts, calls, options (other than those granted under a Dollar General compensation plan) or other derivative instruments related to Dollar General stock.

              Benefits and Perquisites.    Along with certain benefits offered to named executive officers on the same terms that are offered to all of our salaried employees (such as health benefits and matching contributions under our 401(k) Plan), we provide our named executive officers with certain additional benefits and perquisites for retention and recruiting purposes and to replace benefit opportunities lost due to regulatory limits. We also provide named executive officers with benefits and perquisites as additional forms of compensation that we believe to be consistent and competitive with benefits and perquisites provided to executives with similar positions in our market comparator group and in our industry. We do not provide tax gross-up payments on any benefits and perquisites other than relocation-related items.

              The named executive officers have the opportunity to participate in the Compensation Deferral Plan (the "CDP"), and Messrs. Dreiling and Tehle further participate in the defined contribution Supplemental Executive Retirement Plan (the "SERP," and together with the CDP, the "CDP/SERP Plan").

              We pay the premiums for each named executive officer's life insurance benefit equal to 2.5 times his base salary up to a maximum of $3 million.

              We pay administrative fees for each named executive officer for short-term disability coverage, which provides income replacement of up to 70% of monthly base salary in the case of a short-term disability. We also pay the premiums for each named executive officer under a group long-term disability plan, which provides 60% of base salary up to a maximum of $400,000.

              We also provide a relocation assistance program to named executive officers under a policy applicable to officer-level employees. Pursuant to Compensation Committee approval, Mr. D'Arezzo was reimbursed for 9 return trips to his origination location until his family was able to relocate with him.

              We provide through a third party a personal financial and advisory service benefit to the named executive officers, including financial planning, estate planning and tax preparation services, in an annual amount of up to $20,000 per person. The Committee believes the financial services program reduces the amount of time and attention that executives must spend on these matters, furthering their ability to focus on their responsibilities to us, and maximizes the executive's net financial reward of compensation received from us.

              Mr. Dreiling was entitled to certain additional perquisites as a result of the terms of his employment agreement with us, including:

  •
  Personal use of our corporate aircraft for 80 hours per year or a greater number of hours specified by the Compensation Committee (100 hours were authorized in 2014 in order to facilitate secure and efficient travel by Mr. Dreiling and his spouse).

  •
  Payment of monthly membership fees and costs related to his membership in professional clubs selected by him (to date, Mr. Dreiling has not availed himself of this right).

  •
  Payment of the premiums on certain personal long-term disability insurance policies.

  •
  Reimbursement of reasonable legal fees, up to $15,000, incurred by him in connection with any legal consultation regarding his amended employment agreement.

              CEO Employment Transition Agreement.    As previously disclosed, Mr. Dreiling intends to retire on January 29, 2016 (the "Retirement Date"). In light of the announced retirement plans, the Compensation Committee deemed Mr. Dreiling's performance for 2014 to be satisfactory and determined his 2015 compensation as part of our negotiated employment transition agreement with him, effective March 10, 2015, which superseded his employment agreement. The terms of the employment transition agreement were negotiated in order to secure Mr. Dreiling's services through the Retirement Date and ensure a smooth transition to his successor. The employment transition agreement contains business protection provisions, including non-competition and non-solicitation provisions, for two years following the service termination date.

              The employment transition agreement provides that Mr. Dreiling will continue to serve as the Company's Chief Executive Officer through the Retirement Date or, if earlier, until the appointment of a successor (the "Successor CEO Date"). In the event the Successor CEO Date precedes the Retirement Date, Mr. Dreiling will serve as Senior Advisor to the Company from the Successor CEO Date through the Retirement Date. Mr. Dreiling will continue to serve as a member of the Board of Directors, but will resign from the Board upon request of the Board on or at any time following the CEO Successor Date. In addition, Mr. Dreiling will serve as Chairman of the Board through the CEO Successor Date or, if asked by the Board, through the Retirement Date.

              Pursuant to the employment transition agreement, Mr. Dreiling's annual salary was increased to $1,368,242 effective April 1, 2015 to reflect the same 2.95% base salary increase that was budgeted for our entire U.S.-based employee population; he is eligible to participate in the 2015 Teamshare program at the same threshold, target and maximum levels as the prior year; in lieu of receiving an annual equity award in 2015 under the long-term incentive program he instead was awarded 57,670 restricted stock units (the "Transition RSU Award"); he will retain coverage through the Retirement Date under all employee benefit plans and is entitled to all welfare, fringe and other benefits and perquisites that are available to all other executives of the Company; and he is entitled to limited additional perquisites including reimbursement for up to $15,000 of legal expenses for review of the employment transition agreement, payment of the premiums on his portable long-term disability insurance through the Retirement Date, and personal use of the Company's airplane for his and his spouse's travel between Nashville, Tennessee, and Livermore, California, while he continues to serve as Chief Executive Officer, not to exceed 100 hours total during the period of time beginning with the effective date of the employment transition agreement and continuing through the Successor CEO Date or the Retirement Date, whichever occurs first, but in no event more than 16 hours per month. The employment transition agreement provides for certain payments to Mr. Dreiling in the event of his termination of employment by the Company without cause or by Mr. Dreiling for good reason or in the event of death or disability, with each of "cause," "good reason" and "disability" as defined in the employment transition agreement.

              Mr. Dreiling's outstanding equity awards will continue to vest, if at all, in accordance with the terms of the applicable award agreements. The Transition RSU Award is a time-based award scheduled to vest in full as of Mr. Dreiling's voluntary termination of employment on or after the Retirement Date, subject to accelerated vesting in the event of his termination of employment by the Company without cause or by Mr. Dreiling for good reason or in the event of death or disability or a change in control. Once vested, the Transition RSU Award is scheduled to be paid as to fifty percent of the award on each of the first two anniversaries of the grant date, subject to accelerated payment in the event of death or disability or a change in control prior to a payment date. Each of "cause," "good reason," "disability" and "change in control" are as defined in the award agreement. The Transition RSU Award will be payable in an equal number of shares of Company common stock, subject to reduction, cancellation, forfeiture or recoupment, in whole or in part, upon various events specified in the award agreement, including but not limited to the breach of the business protection provisions set forth in the employment transition agreement.

Severance Arrangements

              As noted above, we have an employment agreement with each of our named executive officers and an employment transition agreement with Mr. Dreiling that, among other things, provides for such executive's rights upon a termination of employment. We believe that reasonable severance benefits are appropriate to protect the named executive officer against circumstances over which he does not have control and as consideration for the promises of non-disclosure, non-competition, non-solicitation and non-interference that we require in our employment agreements. A change in control, by itself, does not trigger any severance provision applicable to our named executive officers, except for the provisions related to long-term equity incentives under our Amended and Restated 2007 Stock Incentive Plan.

Considerations Associated with Regulatory Requirements

              Section 162(m) generally disallows a tax deduction to any publicly held corporation for individual compensation over $1 million paid in any taxable year to each of the persons who were, at the end of the fiscal year, Dollar General's CEO or one of the other named executive officers (other than our CFO). Section 162(m) specifically exempts certain performance-based compensation from the deduction limit.

              If our Compensation Committee determines that our shareholders' interests are best served by the implementation of compensation policies that are affected by Section 162(m), our policies will not restrict the Committee from exercising discretion to approve compensation packages even though that flexibility may result in certain non-deductible compensation expenses.

              We believe that our Amended and Restated 2007 Stock Incentive Plan currently satisfies the requirements of Section 162(m), so that compensation expense realized in connection with stock options and stock appreciation rights, if any, and in connection with performance-based restricted stock and restricted stock unit awards, if any, can be deductible. However, restricted stock or restricted stock units granted to executive officers that solely vest over time are not "performance-based compensation" under Section 162(m), so that compensation expense realized in connection with those time-vested awards to executive officers covered by Section 162(m) will not be deductible by Dollar General.

              In addition, any salary, signing bonuses or other annual compensation paid or imputed to the executive officers covered by Section 162(m) that causes non-performance-based compensation to exceed the $1 million limit will not be deductible by Dollar General. However, we believe that our Amended and Restated Annual Incentive Plan currently satisfies the requirements of Section 162(m), so that compensation expense realized in connection with short-term incentive payments under our Teamshare program, if any, will be deductible.

              The Committee administers our executive compensation program with the good faith intention of complying with Section 409A of the Internal Revenue Code, which relates to the taxation of nonqualified deferred compensation arrangements.

Compensation Committee Report

              The Compensation Committee of our Board of Directors reviewed and discussed with management the Compensation Discussion and Analysis required by Item 402(b) of Regulation S-K and, based on such review and discussions, the Compensation Committee recommended to the Board that the Compensation Discussion and Analysis be included in this document.

              This report has been furnished by the members of the Compensation Committee:

    •
    Warren F. Bryant, Chairman

    •
    Patricia D. Fili-Krushel

    •
    William C. Rhodes, III

              The above Compensation Committee Report does not constitute soliciting material and should not be deemed filed or incorporated by reference into any other Dollar General filing under the Securities Act of 1933 or the Securities Exchange Act of 1934, except to the extent Dollar General specifically incorporates this report by reference therein.

Summary Compensation Table

              The following table summarizes compensation paid to or earned by our named executive officers in each of the 2014, 2013 and 2012 fiscal years. We have omitted from this table the columns for Bonus and Change in Pension Value and Nonqualified Deferred Compensation Earnings because they are inapplicable.

Name and Principal Position(1)	Year	Salary ($)(2)	Stock Awards ($)(3)	Option Awards ($)(4)	Non-Equity Incentive Plan Compensation ($)(5)	All Other Compensation ($)	Total ($)
Richard W. Dreiling,	2014	1,323,789	3,503,208	2,790,016	1,465,747	681,392 (6)	9,764,152
Chairman &	2013	1,291,515	3,440,634	2,059,459	—	855,567	7,647,175
Chief Executive Officer	2012	1,235,626	16,554,441	3,091,549	1,591,956	686,688	23,160,260

David M. Tehle,	2014	727,140	602,090	479,529	402,558	136,438 (7)	2,347,755
Executive Vice President &	2013	709,413	625,574	374,452	—	172,598	1,882,037
Chief Financial Officer	2012	677,136	295,483	507,162	436,209	191,915	2,107,905

Todd J. Vasos,	2014	765,342	821,048	653,913	521,486	67,422 (8)	2,829,211
Chief Operating Officer	2013	699,549	625,574	422,846	—	72,464	1,820,433
	2012	654,617	295,483	507,162	421,698	76,435	1,955,395

David W. D'Arezzo,	2014	663,297	602,090	479,529	367,213	274,737 (9)	2,386,866
Executive Vice President &
Chief Merchandising Officer

Gregory A. Sparks,	2014	635,676	602,090	479,529	351,922	56,960 (10)	2,126,177
Executive Vice President,	2013	620,178	625,574	374,452	—	300,228	1,920,432
Store Operations	2012	523,618	295,483	507,162	338,643	65,404	1,730,310

(1)
Mr. Vasos was promoted to Chief Operating Officer in November 2013. Mr. D'Arezzo joined Dollar General in November 2013 but was not a named executive officer for 2013 or 2012. Mr. Sparks joined Dollar General in March 2012. Messrs. Dreiling and Tehle have announced their intention to retire on January 29, 2016 and July 1, 2015, respectively.

(2)
Each named executive officer deferred under the CDP a portion of his salary earned in each of the fiscal years for which salaries are reported above for the applicable named executive officer, except for Mr. Sparks who deferred a portion of his salary earned in fiscal years 2014 and 2013 but not fiscal year 2012. Except for Mr. D'Arezzo, each named executive officer contributed to our 401(k) Plan a portion of his salary earned in each of the fiscal years for which salaries are reported above for the applicable named executive officer. The amounts of the fiscal 2014 salary deferrals under the CDP are included in the Nonqualified Deferred Compensation Table.

(3)
The amounts reported represent the respective aggregate grant date fair value of performance share units awarded to the applicable named executive officer in fiscal 2014, fiscal 2013 and fiscal 2012, the aggregate grant date fair value of the performance-based restricted stock awarded to Mr. Dreiling in fiscal 2012 and the aggregate grant date fair value of the restricted stock units awarded to each named executive officer in fiscal 2014 and fiscal 2013, in each case computed in accordance with FASB ASC Topic 718. The performance share units and the performance-based restricted stock are subject to performance conditions, and the reported value at the grant date is based upon the probable outcome of such conditions on such date. The values of the awards at the grant date assuming that the highest level of performance conditions will be achieved are as follows: $5,268,189, $3,431,879, and $3,602,534 for Mr. Dreiling's performance share units granted in fiscal 2014, fiscal 2013 and fiscal 2012, respectively, $14,753,174 for Mr. Dreiling's performance-based restricted stock, $1,234,699 for the performance share units granted to Mr. Vasos in fiscal 2014, $905,481 for the performance share units granted to each of Messrs. Tehle, D'Arezzo and Sparks in fiscal 2014, and $623,987 and $590,965 for the performance share units granted to each of Messrs. Tehle, Vasos, and Sparks in fiscal

  2013 and fiscal 2012, respectively. Information regarding the assumptions made in the valuation of these awards is set forth in Note 10 of the annual consolidated financial statements in our 2014 Form 10-K.

(4)
The amounts reported represent the respective aggregate grant date fair value of stock options awarded to the applicable named executive officer in the fiscal year indicated, computed in accordance with FASB ASC Topic 718. Information regarding assumptions made in the valuation of these awards is set forth in Note 10 of the annual consolidated financial statements in our 2014 Form 10-K.

(5)
Represents amounts earned pursuant to our Teamshare bonus program for each fiscal year reported. See the discussion of the "Short-Term Cash Incentive Plan" in "Compensation Discussion and Analysis" above. Except for Mr. Vasos, who deferred 10% of his fiscal 2012 bonus payment under our CDP, no named executive officer deferred any portion of his Teamshare bonus payments reported above under the CDP.

(6)
Includes $125,508 for our contribution to the SERP and $53,057 and $13,126, respectively, for our match contributions to the CDP and the 401(k) Plan; $7,775 for premiums paid under a personal portable long-term disability policy; $1,692 for premiums paid under our life insurance program; $720 for premiums paid under our group long-term disability program; and $479,514 which represents the aggregate incremental cost of providing certain perquisites, including $451,816 for costs associated with personal airplane usage, $19,472 for costs associated with financial and estate planning services, and other amounts for perquisites which individually did not equal or exceed the greater of $25,000 or 10% of total perquisites, including sporting and other entertainment events, miscellaneous gifts and an administrative fee for coverage under our short-term disability program, as well as participation in a group umbrella liability insurance program which is offered at no incremental cost to Dollar General through a third party vendor at a group rate paid by the executive and coverage under our business travel accident insurance for which Dollar General incurs no incremental cost for participation by the named executive officers in addition to other employees. The aggregate incremental cost related to the personal airplane usage was calculated using costs we would not have incurred but for the personal usage (including costs incurred as a result of "deadhead" legs of personal flights), including fuel costs, variable maintenance costs, crew expenses, landing, parking and other associated fees, supplies and catering costs.

(7)
Includes $68,940 for our contribution to the SERP and $23,284 and $13,218, respectively, for our match contributions to the CDP and the 401(k) Plan; $1,025 for premiums paid under our life insurance program; $720 for premiums paid under our group long-term disability program; and $29,251 which represents the aggregate incremental cost of providing certain perquisites, including $19,472 for financial and estate planning services and other amounts for perquisites which individually did not equal or exceed the greater of $25,000 or 10% of total perquisites, including a directed donation to charity, sporting and other entertainment events, miscellaneous gifts and an administrative fee for coverage under our short-term disability program, as well as participation in a group umbrella liability insurance program offered at no incremental cost to Dollar General through a third party vendor at a group rate paid by the executive and coverage under our business travel accident insurance for which Dollar General incurs no incremental cost for participation by the named executive officers in addition to other employees.

(8)
Includes $25,190 and $13,201, respectively, for our match contributions to the CDP and the 401(k) Plan; $1,079 for premiums paid under our life insurance program; $720 for premiums paid under our group long-term disability program; and $27,232 which represents the aggregate incremental cost of providing certain perquisites, including $19,472 for financial and estate planning services and other amounts for perquisites which individually did not equal or exceed the greater of $25,000 or 10% of total perquisites, including sporting and other entertainment events, travel costs for spouse to accompany the executive on business, miscellaneous gifts, minimal costs associated with personal airplane usage and an administrative fee for coverage under our short-term disability program, as well as participation in a group umbrella liability insurance program offered at no incremental cost to Dollar General through a third party vendor at a group rate paid by the executive and coverage under our business travel accident insurance for which Dollar General incurs no incremental cost for participation by the named executive officers in addition to other employees. See footnote 6 above for the methodology used to calculate aggregate incremental cost related to personal airplane usage.

(9)
Includes $30,390 and $2,636, respectively, for our match contributions to the CDP and the 401(k) Plan; $15,096 for tax gross-ups related to relocation; $651 for premiums paid under our life insurance program;

  $720 for premiums paid under our group long-term disability program; and $225,244 which represents the aggregate incremental cost of providing certain perquisites, including $217,875 for costs associated with relocation and other amounts for perquisites which individually did not equal or exceed the greater of $25,000 or 10% of total perquisites, including sporting and other entertainment events, travel costs for spouse to accompany the executive on business, miscellaneous gifts and an administrative fee for coverage under our short-term disability program, as well as participation in a group umbrella liability insurance program offered at no incremental cost to Dollar General through a third party vendor at a group rate paid by the executive and coverage under our business travel accident insurance for which Dollar General incurs no incremental cost for participation by the named executive officers in addition to other employees. The aggregate incremental cost related to relocation included costs of transporting his automobile, home finding expenses, reimbursement for the costs of trips to and from his former home and home sale costs incurred in connection with the sale of his former home (such as appraisals, inspections, pre-title expenses, title and deed costs, broker's commission, document preparation fees, recording fees and legal fees).

(10)
Includes $18,720 and $13,060, respectively, for our match contributions to the CDP and the 401(k) Plan; $897 for premiums paid under our life insurance program; $720 for premiums paid under our group long-term disability program; and $23,563 which represents the aggregate incremental cost of providing certain perquisites, including $19,472 for financial and estate planning services, and other amounts for perquisites which individually did not equal or exceed the greater of $25,000 or 10% of total perquisites, including sporting and other entertainment events, miscellaneous gifts and an administrative fee for coverage under our short-term disability program, as well as coverage under our business travel accident insurance for which Dollar General incurs no incremental cost for participation by the named executive officers in addition to other employees.

Grants of Plan-Based Awards in Fiscal 2014

              The table below sets forth each named executive officer's annual Teamshare bonus opportunity for fiscal 2014 under "Estimated Possible Payouts Under Non-Equity Incentive Plan Awards." The actual bonus amount earned by each named executive officer under the fiscal 2014 Teamshare program is set forth in the Summary Compensation Table above and represents prorated payment on a graduated scale for financial performance between the threshold and target performance levels. See "Short-Term Cash Incentive Plan" in "Compensation Discussion and Analysis" above for discussion of the fiscal 2014 Teamshare program.

              The table below also includes information regarding equity awards made to our named executive officers for fiscal 2014. The awards listed under "Estimated Possible Payouts Under Equity Incentive Plan Awards" include the threshold, target and maximum number of performance share units which could be earned by each named executive officer based upon the level of achievement of financial performance measures for fiscal 2014. The awards listed under "All Other Stock Awards" represent restricted stock units payable in shares of common stock on a one-for-one basis that vest over time based upon the named executive officer's continued employment by Dollar General. The awards listed under "All Other Option Awards" include non-qualified stock options that vest over time based upon the named executive officer's continued employment by Dollar General. The awards listed in this table were granted pursuant to our Amended and Restated 2007 Stock Incentive Plan. See "Long-Term Equity Incentive Program" in "Compensation Discussion and Analysis" above for further discussion of these awards.

								All Other Stock Awards: Number of Shares of Stock or Units (#)	All Other Option Awards: Number of Securities Underlying Options (#)
		Estimated Possible Payouts Under Non-Equity Incentive Plan Awards			Estimated Possible Payouts Under Equity Incentive Plan Awards					Exercise or Base Price of Option Awards ($/Sh)(1)	Grant Date Fair Value of Stock and Option Awards ($)(2)
Name	Grant Date	Threshold ($)	Target ($)	Maximum ($)	Threshold (#)	Target (#)	Maximum (#)
Mr. Dreiling	—	863,873	1,727,746	5,183,237	—	—	—	—	—	—	—
	3/18/14	—	—	—	—	—	—	—	161,817	57.91	2,790,016
	3/18/14	—	—	—	—	—	—	30,170	—	—	1,747,145
	3/18/14	—	—	—	15,162	30,324	90,972	—	—	—	1,756,063

Mr. Tehle	—	237,257	474,514	1,423,543	—	—	—	—	—	—	—
	3/18/14	—	—	—	—	—	—	—	27,812	57.91	479,529
	3/18/14	—	—	—	—	—	—	5,185	—	—	300,263
	3/18/14	—	—	—	2,606	5,212	15,636	—	—	—	301,827

Mr. Vasos	—	307,350	614,700	1,844,100	—	—	—	—	—	—	—
	3/18/14	—	—	—	—	—	—	—	37,926	57.91	653,913
	3/18/14	—	—	—	—	—	—	7,071	—	—	409,482
	3/18/14	—	—	—	3,554	7,107	21,321	—	—	—	411,566

Mr. D'Arezzo	—	216,426	432,851	1,298,554	—	—	—	—	—	—	—
	3/18/14	—	—	—	—	—	—	—	27,812	57.91	479,529
	3/18/14	—	—	—	—	—	—	5,185	—	—	300,263
	3/18/14	—	—	—	2,606	5,212	15,636	—	—	—	301,827

Mr. Sparks	—	207,413	414,827	1,244,480	—	—	—	—	—	—	—
	3/18/14	—	—	—	—	—	—	—	27,812	57.91	479,529
	3/18/14	—	—	—	—	—	—	5,185	—	—	300,263
	3/18/14	—	—	—	2,606	5,212	15,636	—	—	—	301,827

(1)
The per share exercise price was calculated based on the closing market price of one share of our common stock on the date of grant as reported by the NYSE.

(2)
Represents the aggregate grant date fair value of each equity award, computed in accordance with FASB ASC Topic 718. For equity awards that are subject to performance conditions, the value at the grant date is based upon the probable outcome of such conditions. For information regarding the assumptions made in the valuation of these awards, see Note 10 of the annual consolidated financial statements included in our 2014 Form 10-K.

Outstanding Equity Awards at 2014 Fiscal Year-End

              The table below sets forth information regarding awards granted under our Amended and Restated 2007 Stock Incentive Plan and held by our named executive officers as of the end of fiscal 2014. The $7.9975 exercise price set forth in the table below reflects an adjustment made in connection with a special dividend paid to our shareholders in September 2009 to reflect the effects of such dividend on such options, as required by the terms of such options. In October 2009, we completed a reverse split of 1 share for each 1.75 shares of common stock outstanding. The exercise prices of, and number of shares outstanding under, our equity awards existing at the time of the reverse stock split were retroactively adjusted to reflect the reverse split and are reflected below. We have omitted from this table the column for Equity Incentive Plan Awards: Number of Securities Underlying Unexercised Unearned Options because it is inapplicable.

	Option Awards						Stock Awards
Name	Number of Securities Underlying Unexercised Options (#) Exercisable		Number of Securities Underlying Unexercised Options (#) Unexercisable		Option Exercise Price ($)	Option Expiration Date	Number of Shares or Units of Stock That Have Not Vested (#)		Market Value of Shares or Units of Stock That Have Not Vested ($)		Equity Incentive Plan Awards: Number of Unearned Shares, Units or Other Rights That Have Not Vested (#)		Equity Incentive Plan Awards: Market or Payout Value of Unearned Shares, Units or Other Rights That Have Not Vested ($)
Mr. Dreiling	11,653	(1)	—		7.9975	07/06/2017	—		—		—		—
	100,000	(2)	—		29.38	04/23/2020	—		—		—		—
	114,114	(3)	114,112	(3)	45.25	03/20/2022	—		—		—		—
	37,801	(4)	113,403	(4)	48.11	03/18/2023	—		—		—		—
	—		161,817	(5)	57.91	03/18/2024	—		—		—		—
	—		—		—	—	—		—		326,037	(6)	21,864,041	(6)
	—		—		—	—	13,092	(7)	877,950	(7)	—		—
	—		—		—	—	9,392	(8)	629,828	(8)	—		—
	—		—		—	—	19,224	(9)	1,289,161	(9)	—		—
	—		—		—	—	23,898	(10)	1,602,600	(10)	—		—
	—		—		—	—	30,170	(11)	2,023,200	(11)	—		—

Mr. Tehle	18,720	(3)	18,720	(3)	45.25	03/20/2022	—		—		—		—
	6,873	(4)	20,619	(4)	48.11	03/18/2023	—		—		—		—
	—		27,812	(5)	57.91	03/18/2024	—		—		—		—
	—		—		—	—	2,147	(7)	143,978	(7)	—		—
	—		—		—	—	1,708	(8)	114,538	(8)	—		—
	—		—		—	—	3,304	(9)	221,566	(9)	—		—
	—		—		—	—	4,344	(10)	291,309	(10)	—		—
	—		—		—	—	5,185	(11)	347,706	(11)	—		—

Mr. Vasos	18,720	(3)	18,720	(3)	45.25	03/20/2022	—		—		—		—
	6,873	(4)	20,619	(4)	48.11	03/18/2023	—		—		—		—
	720	(12)	2,160	(12)	56.48	12/03/2023	—		—		—		—
	—		37,926	(5)	57.91	03/18/2024	—		—		—		—
	—		—		—	—	2,147	(7)	143,978	(7)	—		—
	—		—		—	—	1,708	(8)	114,538	(8)	—		—
	—		—		—	—	4,506	(9)	302,172	(9)	—		—
	—		—		—	—	4,344	(10)	291,309	(10)	—		—
	—		—		—	—	7,071	(11)	474,181	(11)	—		—

Mr. D'Arezzo	2,729	(12)	8,187	(12)	56.48	12/03/2023	—		—		—		—
	—		27,812	(5)	57.91	03/18/2024	—		—		—		—
	—		—		—	—	3,304	(9)	221,566	(9)	—		—
	—		—		—	—	5,185	(11)	347,706	(11)	—		—

Mr. Sparks	18,720	(3)	18,720	(3)	45.25	03/20/2022	—		—		—		—
	6,873	(4)	20,619	(4)	48.11	03/18/2023	—		—		—		—
	—		27,812	(5)	57.91	03/18/2024	—		—		—		—
	—		—		—	—	2,147	(7)	143,978	(7)	—		—
	—		—		—	—	1,708	(8)	114,538	(8)	—		—
	—		—		—	—	3,304	(9)	221,566	(9)	—		—
	—		—		—	—	4,344	(10)	291,309	(10)	—		—
	—		—		—	—	5,185	(11)	347,706	(11)	—		—

(1)
These options are part of a grant of time-based options which vested 20% per year on each of the first five anniversaries of July 6, 2007.

(2)
These options vested on April 23, 2011.

(3)
These options are part of a grant of time-based options which vested or are scheduled to vest 25% per year on each of the first four anniversaries of March 20, 2012, subject to certain accelerated vesting provisions as described in "Potential Payments upon Termination or Change in Control" below.

(4)
These options are part of a grant of time-based options which vested or are scheduled to vest 25% per year on each of the first four anniversaries of March 18, 2013, subject to certain accelerated vesting provisions as described in "Potential Payments upon Termination or Change in Control" below.

(5)
These options are part of a grant of time-based options which are scheduled to vest 25% per year on each of the first four anniversaries of March 18, 2014, subject to certain accelerated vesting provisions as described in "Potential Payments upon Termination or Change in Control" below.

(6)
Represents performance-based restricted stock scheduled to vest 50% on each of the dates on which it is determined that the applicable earnings per share target has been achieved for the fiscal year ended January 30, 2015 and the fiscal year ending January 29, 2016, respectively, subject to certain accelerated vesting provisions as described in "Potential Payments upon Termination or Change in Control" below. The market value was computed by multiplying the number of shares of such restricted stock by the closing market price of one share of our common stock on January 30, 2015.

(7)
Represents performance share units, to be paid in an equal number of shares of our common stock, earned as a result of our performance versus certain adjusted EBITDA and ROIC targets for fiscal 2012. These performance share units are scheduled to vest on March 20, 2015, subject to certain accelerated vesting provisions as described in "Potential Payments upon Termination or Change in Control" below. The market value was computed by multiplying the number of such units by the closing market price of one share of our common stock on January 30, 2015.

(8)
Represents performance share units, to be paid in an equal number of shares of our common stock, earned as a result of our performance versus certain adjusted EBITDA and ROIC targets for fiscal 2013. These performance share units are scheduled to vest 50% on March 18, 2015 and 50% on March 18, 2016, subject to certain accelerated vesting provisions as described in "Potential Payments upon Termination or Change in Control" below. The market value was computed by multiplying the number of such units by the closing market price of one share of our common stock on January 30, 2015.

(9)
Represents performance share units, to be paid in an equal number of shares of our common stock, earned as a result of our performance versus certain adjusted EBITDA and ROIC targets for fiscal 2014. These performance share units are scheduled to vest 50% on March 18, 2016 and 50% on March 18, 2017, subject to certain accelerated vesting provisions as described in "Potential Payments upon Termination or Change in Control" below. The market value was computed by multiplying the number of such units by the closing market price of one share of our common stock on January 30, 2015.

(10)
Represents restricted stock units, to be paid in an equal number of shares of our common stock, which are scheduled to vest 50% on March 18, 2015 and 50% on March 18, 2016, subject to certain accelerated vesting provisions as described in "Potential Payments upon Termination or Change in Control" below. The market value was computed by multiplying the number of such units by the closing market price of one share of our common stock on January 30, 2015.

(11)
Represents restricted stock units, to be paid in an equal number of shares of our common stock, which vested or are scheduled to vest in three equal installments on each of the first three anniversaries of March 18, 2014, subject to certain accelerated vesting provisions as described in "Potential Payments upon Termination or Change in Control" below. The market value was computed by multiplying the number of such units by the closing market price of one share of our common stock on January 30, 2015.

(12)
These options are part of a grant of time-based options which vested or are scheduled to vest 25% per year on each of the first four anniversaries of December 3, 2013, subject to certain accelerated vesting provisions as described in "Potential Payments upon Termination or Change in Control" below.

Option Exercises and Stock Vested During Fiscal 2014

              We have omitted from this table the Option Awards columns because they are inapplicable.

	Stock Awards
Name	Number of Shares Acquired on Vesting (#)(1)	Value Realized on Vesting ($)(2)
Mr. Dreiling	34,657	2,090,635
Mr. Tehle	5,974	360,371
Mr. Vasos	6,574	400,607
Mr. D'Arezzo	1,653	110,850
Mr. Sparks	5,974	360,371

(1)
Represents the gross number of shares acquired upon vesting of performance share units and restricted stock units, without deduction for shares that may have been withheld to satisfy applicable tax withholding obligations.

(2)
Value realized is calculated by multiplying the gross number of shares vested by the closing market price of our common stock on the vesting date.

Pension Benefits
Fiscal 2014

              We have omitted the Pension Benefits table because it is inapplicable.

Nonqualified Deferred Compensation
Fiscal 2014

              Information regarding each named executive officer's participation in our CDP/SERP Plan is included in the following table. The material terms of the CDP/SERP Plan are described after the table. Please also see "Benefits and Perquisites" in "Compensation Discussion and Analysis" above. We have omitted from this table the column pertaining to aggregate withdrawals/distributions during the fiscal year because it is inapplicable.

Name	Executive Contributions in Last FY ($)(1)	Registrant Contributions in Last FY ($)(2)	Aggregate Earnings in Last FY ($)(3)	Aggregate Balance at Last FYE ($)(4)
Mr. Dreiling	66,189	178,565	42,403	2,476,833
Mr. Tehle	69,672	92,224	86,300	2,094,507
Mr. Vasos	73,333	25,190	40,729	466,132
Mr. D'Arezzo	39,243	30,390	3,493	78,979
Mr. Sparks	31,784	18,720	857	103,428

(1)
All of the reported amounts for each named executive officer are reported in the Summary Compensation Table as "Salary" for 2014.

(2)
Reported as "All Other Compensation" in the Summary Compensation Table.

(3)
The amounts shown are not reported in the Summary Compensation Table because they do not represent above-market or preferential earnings.

(4)
Of the amounts reported, the following were previously reported as compensation to the named executive officer for years prior to 2014 in a Summary Compensation Table: Mr. Dreiling ($1,938,330); Mr. Tehle ($1,313,345); Mr. Vasos ($276,228); Mr. D'Arezzo ($0); and Mr. Sparks ($51,724).

              Pursuant to the CDP, each named executive officer may annually elect to defer up to 65% of his base salary if his compensation exceeds the limit set forth in Section 401(a)(17) of the Internal Revenue Code, and up to 100% of his bonus pay if his compensation equals or exceeds the highly compensated limit under Section 414(q)(1)(B) of the Internal Revenue Code. We currently match base pay deferrals at a rate of 100%, up to 5% of annual salary, with annual salary offset by the amount of match-eligible salary under the 401(k) Plan. All named executive officers are 100% vested in all compensation and matching deferrals and earnings on those deferrals.

              Pursuant to the SERP, we make an annual contribution equal to a certain percentage of a participant's annual salary and bonus to all participants who are actively employed in an eligible job grade on January 1 and continue to be employed as of December 31 of a given year. Persons hired after May 27, 2008, including Messrs. Vasos, D'Arezzo and Sparks, are not eligible to participate in the SERP. The contribution percentage is based on age, years of service and job grade. The fiscal 2014 contribution percentage was 9.5% for each of Messrs. Dreiling and Tehle.

              As a result of a change in control, as defined under the CDP/SERP Plan, which occurred in 2007, all previously unvested SERP amounts vested on July 6, 2007. For newly eligible SERP participants after July 6, 2007 but prior to May 27, 2008, SERP amounts vest at the earlier of the participant's attainment of age 50 or the participant's being credited with 10 or more "years of service," or upon termination of employment due to death or "total and permanent disability" or upon a "change in control," all as defined in the CDP/SERP Plan.

              The amounts deferred or contributed to the CDP/SERP Plan are credited to a liability account, which is then invested at the participant's option in an account that mirrors the performance of a fund or funds selected by the Compensation Committee or its delegate. Beginning on August 2, 2008, these funds are identical to the funds offered in our 401(k) Plan.

              A participant who ceases employment with at least 10 years of service or after reaching age 50 and whose CDP account balance or SERP account balance exceeds $25,000 may elect for that account balance to be paid in cash by (a) lump sum, (b) monthly installments over a 5, 10 or 15-year period or (c) a combination of lump sum and installments. Otherwise, payment is made in a lump sum. The vested amount will be payable at the time designated by the CDP/SERP Plan upon the participant's termination of employment. A participant's CDP/SERP benefit normally is payable in the following February if employment ceases during the first 6 months of a calendar year or is payable in the following August if employment ceases during the last 6 months of a calendar year. However, participants may elect to receive an in-service lump sum distribution of vested amounts credited to the CDP account, provided that the date of distribution is no sooner than 5 years after the end of the year in which the amounts were deferred. In addition, a participant who is actively employed may request an "unforeseeable emergency hardship" in-service lump sum distribution of vested amounts credited to the participant's CDP account. Account balances are payable in cash.

              As a result of our change in control which occurred in 2007, the CDP/SERP Plan liabilities through July 6, 2007 were fully funded into an irrevocable rabbi trust. We also funded into the rabbi trust deferrals into the CDP/SERP Plan between July 6, 2007 and October 15, 2007. All CDP/SERP Plan liabilities incurred on or after October 15, 2007 are unfunded.

Potential Payments upon Termination or Change in Control

              Our employment agreements and equity award agreements with our named executive officers and certain plans and programs in which our named executive officers participate, in each case as in effect at the end of our 2014 fiscal year, provide for benefits or payments upon certain employment termination or change in control events. These benefits and payments are discussed below except to the extent a benefit or payment is available generally to all salaried employees and does not discriminate in favor of our executive officers. This summary excludes discussion of the operation of any agreements or programs entered into or to the extent modified after the end of our 2014 fiscal year, including without limitation our employment transition agreement with Mr. Dreiling effective March 10, 2015, and the restricted stock unit award agreement with Mr. Dreiling dated March 17, 2015. As of the date of this document, we believe that Mr. Tehle's retirement in July 2015 will not result in payments or benefits that differ from those described below.

Payments Upon Termination Due to Death or Disability

              Pre-2012 Equity Awards.    Mr. Dreiling is the only named executive officer who has options outstanding that were granted prior to 2012. All such options are fully vested and generally may be exercised for a period of 1 year from service termination unless such options have expired earlier.

              Mr. Dreiling's 2012 Performance-Based Restricted Stock.    If Mr. Dreiling's employment with us terminates due to his death or disability (as defined in his performance-based restricted stock award agreement), all or a portion of his performance-based restricted stock may vest, unless previously vested or forfeited, depending upon the timing of such termination as follows:

    •
    If such termination had occurred prior to the date on which achievement of the fiscal 2014 performance target had been determined, but only if such financial performance target was actually achieved, then a pro-rata portion of the award that would have become vested had he remained employed with us through such determination date would have become vested and nonforfeitable on such determination date and all remaining unvested performance-

      based restricted shares would have been automatically forfeited and cancelled. The pro-rata portion equals a fraction (not to exceed one), the numerator of which is the number of calendar months in the period encompassing the first day of fiscal 2012 and ending and including the last day of fiscal 2014 (the "initial service period") during which Mr. Dreiling was continuously in our employment and the denominator of which is the number of calendar months in the initial service period. Mr. Dreiling will be deemed to be employed for a full calendar month if his death or disability occurs after the 15th day of a calendar month.

    •
    If such termination occurs after the last day of our 2014 fiscal year but before the date on which achievement of the fiscal 2015 performance target has been determined, the portion of the award that would have become vested had Mr. Dreiling remained employed with us through such determination date will become vested and nonforfeitable as of the date of his termination due to death or disability regardless of whether the fiscal 2015 financial performance target has been achieved.

              Other Post-2011 Equity Awards.    If any of the named executive officers' employment with us terminates due to death or disability (as defined in the applicable governing document):

  •
  Stock Options. Any outstanding unvested stock option shall become immediately vested and exercisable with respect to 100% of the shares subject to the option immediately prior to such event, and such vested options may be exercised until the first anniversary of the employment termination date.

  •
  Performance Share Units. Performance share units were awarded in fiscal 2012 ("2012 PSUs"), fiscal 2013 ("2013 PSUs") and fiscal 2014 ("2014 PSUs") to each named executive who was employed by us at the time of the applicable award.

    ✓
    If such termination had occurred before January 30, 2015 for the 2014 PSUs, a pro-rated portion (based on months employed during the 1 year performance period) of one-third of the 2014 PSUs earned based on performance during the entire performance period that had not previously become vested and nonforfeitable or had not previously been forfeited would have become vested and nonforfeitable and would have been paid once performance had been certified by the Compensation Committee. If such termination had occurred on or after January 30, 2015 for the 2014 PSUs and before payment, the participant would have received the one-third of the 2014 PSUs earned that are described above, without proration.

    ✓
    If such termination occurs after March 20, 2013 for the 2012 PSUs, March 18, 2014 for the 2013 PSUs or March 18, 2015 for the 2014 PSUs, any remaining earned but unvested performance share units from such awards shall become vested and nonforfeitable as of the date of such event and shall be paid within 30 days thereafter. Otherwise, any earned but unvested performance share units from such awards shall be forfeited and cancelled on the date of the termination of employment.

  •
  Restricted Stock Units. Any outstanding restricted stock unit will become fully vested and nonforfeitable upon such death or disability and will be paid within 30 days following the date of death or disability.

              Other Payments.    In the event of death, each named executive officer's beneficiary will receive payments under our group life insurance program in an amount, up to a maximum of $3 million, equal to 2.5 times such officer's annual base salary. In addition, in the event of disability (as defined in the governing document), each named executive officer would receive 60% of covered monthly earnings up to $20,000 per month under our long-term disability insurance program. In the event of death or disability (as defined in the CDP/SERP Plan), each named executive officer's CDP/SERP Plan benefit will become fully vested (to the extent not already vested) and will be payable in a lump sum within 60 days after the end of the calendar quarter in which such termination event occurs, provided that we may delay payment in the event of disability until as soon as reasonably practicable after receipt of the disability determination by the Social Security Administration. Additionally, in the event of death on or after the last day of a fiscal year, each named executive officer will receive payment for his incentive bonus earned for that fiscal year under the terms of our Teamshare program (which otherwise requires that a participant remain employed on the payment date to be entitled to any incentive bonus earned for that fiscal year).

              If Mr. Dreiling's employment terminates due to death or disability (as defined in his employment agreement), he also will be entitled to receive, pursuant to the terms of his employment agreement, any incentive bonus earned for any of our previously completed fiscal years but unpaid as of his termination date and payment for any unused vacation accrued but unpaid as of his termination date, and, in the event of disability only, he will receive a lump sum cash payment, payable at the time annual bonuses are paid to our other executives, equal to a pro rata portion of his annual incentive bonus, if any, that he would have been entitled to receive, if such termination had not occurred, for the fiscal year in which his termination occurred.

Payments Upon Termination Due to Retirement

              Except as provided immediately below with respect to stock options, performance share units and restricted stock units awarded after 2011, retirement (as defined in the applicable governing document) is not treated differently from any other voluntary termination without good reason (as defined under the relevant agreements, and as discussed below under "Payments Upon Voluntary Termination") under any of our plans or agreements for named executive officers.

              In the event a named executive officer retires:

  •
  Stock Options. The portion of the stock options that would have become vested and exercisable within the 1 year period following the retirement date if such officer had remained employed with us shall remain outstanding for a period of 1 year following the retirement date and shall become vested and exercisable on the anniversary of the grant date that falls within the 1 year period following the retirement date (but only to the extent such portion has not otherwise terminated or become exercisable). However, if during such 1 year period a Change in Control occurs or the officer dies or incurs a disability, such portion shall instead become immediately vested and exercisable (but only to the extent such portion has not otherwise terminated). Otherwise, any option which is unvested and unexercisable on the termination date shall immediately expire without payment. The officer may exercise the option to the extent vested and exercisable any time prior to the 5th anniversary of the retirement date, but no later than the 10th anniversary of the grant date.

  •
  Performance Share Units.

    ✓
    If such retirement had occurred before January 30, 2015, or on or after January 30, 2015 and before payment, for the 2014 PSUs, the vesting and payment of PSUs would have been identical to the vesting and payment of PSUs in the death and disability scenarios discussed above for the 2014 PSUs.

    ✓
    If such retirement had occurred after March 18, 2014 for the 2013 PSUs or occurs after March 18, 2015 for the 2014 PSUs, but prior to the 2nd anniversary of the applicable grant date, the remaining portion of any earned but unvested performance share units from such awards that would have become vested had such officer remained employed through the 2nd anniversary of the grant date (one-third of earned performance share units) would have or shall become vested and nonforfeitable, as applicable, and would have been or shall be paid, as applicable, on the retirement date. For the 2012 PSUs, the 2013 PSUs and the 2014 PSUs, if such retirement had occurred or occurs, as applicable, after the 2nd anniversary of the grant date but prior to the 3rd anniversary of the grant date, the remaining portion of any earned but unvested performance share units from such awards that would have become vested had such officer remained employed through the 3rd anniversary of the grant date (one-third of earned performance share units) would have or shall become vested and nonforfeitable, as applicable, and would have or shall be paid, as applicable, on the retirement date. Otherwise, any earned but unvested performance share units from such awards shall be forfeited and cancelled on the retirement date.

  •
  Restricted Stock Units. The one-third of the outstanding restricted stock units that would have become vested and nonforfeitable on the next immediately following vesting date if such officer had remained employed through such date will become vested and nonforfeitable upon such retirement (provided that if the retirement occurs on a vesting date no accelerated vesting will occur, but rather the officer shall be entitled only to the portion of the restricted stock units that were scheduled to vest on such vesting date) and will be paid 6 months and 1 day following the retirement date.

Payments Upon Voluntary Termination

              The payments to be made to a named executive officer upon voluntary termination vary depending upon whether he resigns with or without "good reason" (as defined in the applicable employment agreement) or after our failure to offer to renew, extend or replace his employment agreement under certain circumstances.

              Voluntary Termination with Good Reason or After Failure to Renew the Employment Agreement.    If any named executive officer resigns with good reason, he will forfeit all then unvested equity awards. Such officer generally may exercise any vested options that were granted after 2011 up to 90 days following the resignation date and generally may exercise any vested options that were granted prior to 2012 for 180 days following the resignation date.

              In the event any named executive officer (other than Mr. Dreiling) resigns under the circumstances described in (2) below, or in the event we failed to extend the term of Mr. Dreiling's employment as provided in (3) below, the relevant named executive officer's equity will be treated as described under "Voluntary Termination without Good Reason" below.

              Additionally, (1) if the named executive officer resigns with good reason, or (2) if the named executive officer, other than Mr. Dreiling, resigns within 60 days of our failure to offer to renew, extend or replace his employment agreement before, at or within 6 months after the end of the agreement's term (unless we enter into a mutually acceptable severance arrangement or the resignation is a result of the named executive officer's voluntary retirement or termination), or (3) if we had elected not to extend Mr. Dreiling's term of employment by providing 60 days prior written notice before the applicable extension date, then in each case the named executive officer will receive or would have received (in Mr. Dreiling's case) the following benefits generally on or beginning on the 60th day after termination of employment but contingent upon the execution and effectiveness of a release of certain claims against us and our affiliates in the form attached to the employment agreement:

    •
    For the named executive officers other than Mr. Dreiling, continuation of base salary, as in effect immediately before the termination, for 24 months payable in accordance with our normal payroll cycle and procedures. For Mr. Dreiling, a continuation of 2 times his annual base salary, payable over 24 months in equal installments in accordance with our normal payroll cycles and procedures. With the exception of Mr. Dreiling, the amount of any payment or entitlement to payment of the base salary continuation shall be forfeited or, if paid, subject to recovery if and to the extent that the named executive officer earns any base salary as a result of subsequent employment during the 24 months after his termination date.

    •
    A lump sum payment equal to 2 times the average percentage of the named executive officer's target bonus paid or to be paid to employees at the same job grade level as the named executive officer (if any) under the annual bonus program for officers for the 2 fiscal years immediately preceding the fiscal year in which the termination date occurs (for Mr. Dreiling, the bonus payment will equal 2 times his target bonus and will be payable over 24 months in equal installments in accordance with our normal payroll cycles and procedures).

    •
    A lump sum payment equal to 2 times our annual contribution for the named executive officer's participation in our pharmacy, medical, dental and vision benefits program (for Mr. Dreiling, these benefits instead will be in the form of a continuation of these benefits to him and his spouse and eligible dependents to the extent covered immediately prior to the employment termination, for 2 years from the termination date or, if earlier, until he is or becomes eligible for comparable coverage under the group health plans of a subsequent employer).

    •
    Mr. Dreiling will receive a prorated bonus payment based on our performance for the fiscal year in which his employment terminates, paid at the time bonuses are normally paid for that fiscal year, as well as a lump sum cash payment for any unused vacation accrued through the termination date.

    •
    Reasonable outplacement services for 1 year or, if earlier, until other employment is secured.

              Note that any amounts owed to a named executive officer (other than Mr. Dreiling) in the form of salary continuation that would otherwise have been paid during the 60 day period after his employment termination will instead be payable in a single lump sum as soon as administratively practicable after the 60th day after such termination date and the remainder will be paid in the form of salary continuation payments as set forth above.

              The named executive officer will forfeit any unpaid severance amounts upon a material breach of any continuing obligation under the applicable employment agreement or the release, which include:

    •
    The named executive officer must maintain the confidentiality of, and refrain from disclosing or using, our (a) trade secrets for any period of time as the information remains a trade secret under applicable law and (b) confidential information for a period of 2 years following the employment termination date.

    •
    For a period of 2 years after the employment termination date, the named executive officer may not accept or work in a "competitive position" within any state in which we maintain stores at the time of his termination date or any state in which we have specific plans to open stores within 6 months of that date. For this purpose, "competitive position" means any employment, consulting, advisory, directorship, agency, promotional or independent contractor arrangement between the named executive officer and any person engaged wholly or in material part in the business in which we are engaged (including, but not limited to, those entities identified in the applicable employment agreement), or any person then planning to enter the discount consumable basics retail business, if the named executive officer is required to perform services for that person or entity which are substantially similar to those he provided or directed at any time while employed by us.

    •
    For a period of 2 years after the employment termination date, the named executive officer may not actively recruit or induce any of our exempt employees (exempt executives, for Mr. Dreiling) to cease employment with us.

    •
    For a period of 2 years after the employment termination date, the named executive officer may not solicit or communicate with any person or entity who has a business relationship with us and with whom the named executive officer had contact while employed by us, if that contact would likely interfere with our business relationships or result in an unfair competitive advantage over us.

              Voluntary Termination without Good Reason.    If the named executive officer resigns without good reason, he will forfeit all then unvested equity awards and all vested but unexercised options that were granted prior to 2012. The named executive officer generally may exercise any vested options that were granted after 2011 up to 90 days following the resignation date, but in any event prior to the 10th anniversary of the grant date.

Payments Upon Involuntary Termination

              The payments to be made to a named executive officer upon involuntary termination vary depending upon whether termination is with or without "cause" (as defined in each named executive officer's employment agreement or equity award agreement, as applicable).

              Involuntary Termination for Cause.    If the named executive officer is involuntarily terminated for cause, he will forfeit all unvested equity grants and all vested but unexercised options.

              Involuntary Termination without Cause.    If any named executive officer is involuntarily terminated without cause, he:

    •
    Will forfeit all then unvested equity awards.

    •
    Generally may exercise any vested options: (1) that were granted after 2011 up to 90 days following the termination date; and (2) that were granted prior to 2012 up to 180 days following the termination date.

    •
    Will receive the same severance payments and benefits as described under "Voluntary Termination with Good Reason or After Failure to Renew the Employment Agreement" above.

Payments After a Change in Control

              Upon a change in control (as defined under the applicable governing document), regardless of whether the named executive officer's employment terminates:

    •
    All time-based options will vest and become immediately exercisable as to 100% of the shares subject to such options immediately prior to a change in control.

    •
    If the change in control occurs prior to completion of the applicable performance period, all unvested performance share units that have not previously been forfeited will immediately be deemed earned at the target level and shall vest, become nonforfeitable and be paid upon the change in control.

    •
    If the change in control occurs after completion of the applicable performance period, all previously earned but unvested performance share units that have not previously been forfeited will immediately vest, become nonforfeitable and be paid upon the change in control.

    •
    All outstanding restricted stock units will become vested and nonforfeitable and will be paid upon the change in control.

    •
    Mr. Dreiling's performance-based restricted shares that have not previously become vested and nonforfeitable, or have not previously been forfeited, shall be deemed fully earned and shall become vested and nonforfeitable if the change in control occurs on or before any date on which it is determined that the applicable performance measure required for vesting has been achieved.

    •
    All CDP/SERP Plan benefits will become fully vested (to the extent not already vested).

              If the named executive officer is involuntarily terminated without cause or resigns for good reason following the change in control, he will receive the same severance payments and benefits as described above under "Voluntary Termination with Good Reason or After Failure to Renew the Employment Agreement." However, the named executive officer will have 1 year from the termination date in which to exercise vested options that were granted after 2011 if he resigns or is involuntarily terminated within 2 years of the change in control under any scenario other than retirement or involuntary termination with cause (in which cases, he will have 5 years from the retirement date to exercise vested options and will forfeit any vested but unexercised options held at the time of the termination with cause).

              In the event of a change in control as defined in Section 280G of the Internal Revenue Code, each named executive officer's employment agreement provides for capped payments (taking into consideration all payments and benefits covered by Section 280G of the Internal Revenue Code) of $1 less than the amount that would trigger the "golden parachute" excise tax under federal income tax rules (the "excise tax") unless, for each named executive officer other than Mr. Dreiling, he signs a release and, for all named executive officers, his after-tax benefit would be at least $50,000 more than it would be without the payments being capped. In such case, such officer's payments and benefits would not be capped and such officer would be responsible for the payment of the excise tax. We would not pay any additional amount to cover the excise tax.

              The following table reflects potential payments to each of our named executive officers in various termination and change in control scenarios based on compensation, benefit, and equity levels in effect on, and assuming the scenario was effective as of, January 30, 2015. For stock valuations, we have used the closing price of our stock on the NYSE on January 30, 2015 ($67.06). The table reports only amounts that are increased, accelerated or otherwise paid or owed as a result of the applicable scenario and, as a result, excludes equity awards and CDP/SERP Plan benefits that had vested prior to the event and earned but unpaid base salary through the employment termination date. The table also excludes any amounts that are available generally to all salaried employees and do not discriminate in favor of our executive officers. The amounts shown are merely estimates. We cannot determine actual amounts to be paid until a termination or change in control scenario occurs.

Potential Payments to Named Executive Officers Upon Occurrence of
Various Termination Events as of January 30, 2015

Name/Item	Death ($)	Disability ($)	Retirement ($)(1)	Voluntary Without Good Reason ($)	Involuntary Without Cause or Voluntary with Good Reason ($)	Involuntary With Cause ($)	Change in Control ($)
Mr. Dreiling
Equity Vesting Due to Event	22,500,281	22,500,281	n/a	n/a	n/a	n/a	24,217,554
Cash Severance	1,465,747	1,465,747	n/a	n/a	7,579,308	n/a	7,579,308
Health Continuation(2)	n/a	n/a	n/a	n/a	23,578	n/a	23,578
Outplacement(3)	n/a	n/a	n/a	n/a	10,000	n/a	10,000
Life Insurance Proceeds	3,000,000	n/a	n/a	n/a	n/a	n/a	n/a
Total	26,966,028	23,966,028	n/a	n/a	7,612,886	n/a	31,830,440

Mr. Tehle
Equity Vesting Due to Event	2,002,258	2,002,258	n/a	n/a	n/a	n/a	2,300,541
Cash Severance	402,558	n/a	n/a	n/a	1,928,247	n/a	1,928,247
Health Payment	n/a	n/a	n/a	n/a	18,566	n/a	18,566
Outplacement(3)	n/a	n/a	n/a	n/a	10,000	n/a	10,000
Life Insurance Proceeds	1,826,000	n/a	n/a	n/a	n/a	n/a	n/a
Total	4,230,816	2,002,258	n/a	n/a	1,956,813	n/a	4,257,354

Mr. Vasos
Equity Vesting Due to Event	2,283,627	2,283,627	n/a	n/a	n/a	n/a	2,669,491
Cash Severance	521,486	n/a	n/a	n/a	2,143,274	n/a	2,143,274
Health Payment	n/a	n/a	n/a	n/a	10,099	n/a	10,099
Outplacement(3)	n/a	n/a	n/a	n/a	10,000	n/a	10,000
Life Insurance Proceeds	1,921,000	n/a	n/a	n/a	n/a	n/a	n/a
Total	4,726,113	2,283,627	n/a	n/a	2,163,374	n/a	4,832,864

Mr. D'Arezzo
Equity Vesting Due to Event	797,307	797,307	n/a	n/a	n/a	n/a	1,038,321
Cash Severance	367,213	n/a	n/a	n/a	1,758,944	n/a	1,758,944
Health Payment	n/a	n/a	n/a	n/a	19,235	n/a	19,235
Outplacement(3)	n/a	n/a	n/a	n/a	10,000	n/a	10,000
Life Insurance Proceeds	1,665,000	n/a	n/a	n/a	n/a	n/a	n/a
Total	2,829,520	797,307	n/a	n/a	1,788,179	n/a	2,826,500

Mr. Sparks
Equity Vesting Due to Event	2,002,258	2,002,258	n/a	n/a	n/a	n/a	2,300,541
Cash Severance	351,922	n/a	n/a	n/a	1,685,700	n/a	1,685,700
Health Payment	n/a	n/a	n/a	n/a	19,235	n/a	19,235
Outplacement(3)	n/a	n/a	n/a	n/a	10,000	n/a	10,000
Life Insurance Proceeds	1,596,000	n/a	n/a	n/a	n/a	n/a	n/a
Total	3,950,180	2,002,258	n/a	n/a	1,714,934	n/a	4,015,475

(1)
None of the named executive officers were eligible for retirement on January 30, 2015.

(2)
Calculated as the combined Dollar General and employee cost of healthcare for the benefit option selected by Mr. Dreiling for 2015.

(3)
Estimated based on information provided by our outplacement services provider.

Compensation Committee Interlocks and Insider Participation

              Each of Messrs. Bryant and Rhodes and Ms. Fili-Krushel was a member of our Compensation Committee during 2014. None of these persons was at any time during 2014 an officer or employee of Dollar General or any of our subsidiaries or an officer of Dollar General or any of our subsidiaries at any time prior to 2014.

Compensation Risk Considerations

              In March 2015, our Compensation Committee, with input from its compensation consultant and management, reviewed our compensation policies and practices for all employees, including executive officers, to assess the risks that may arise from our compensation programs. The assessment included a review of our compensation programs for certain design features which could potentially encourage excessive risk-taking or otherwise generate risk to Dollar General. As a result of that assessment, the Compensation Committee concluded, after considering the degree to which identified risk-aggravating factors were offset by risk-mitigating factors, that the net risks created by our overall compensation program were not reasonably likely to have a material adverse effect on Dollar General.

SECURITY OWNERSHIP

              For purposes of the tables below, a person is a "beneficial owner" of a security over which that person has or shares voting or investment power or which that person has the right to acquire beneficial ownership within 60 days. Unless otherwise noted, to our knowledge these persons have sole voting and investment power over the shares listed. Percentage computations are based on 303,703,702 shares of our common stock outstanding as of March 19, 2015.

Security Ownership of Certain Beneficial Owners

              The following table shows the amount of our common stock beneficially owned as of March 19, 2015 by those known by us to beneficially own more than 5% of our common stock.

Name and Address of Beneficial Owner	Amount and Nature of Beneficial Ownership	Percent of Class
BlackRock, Inc.(1)	22,888,347	7.5%
The Vanguard Group(2)	19,203,111	6.3%
Soroban Capital GP, LLC(3)	18,330,295	6.0%
GIC Private Limited(4)	15,221,181	5.0%

(1)
BlackRock, Inc., through various subsidiaries, has sole power to vote or direct the vote of 18,553,804 shares, sole power to dispose of or to direct the disposition of 22,887,826 shares, and shared power to dispose of or to direct the disposition of 521 shares. The address of BlackRock, Inc. is 55 East 52nd Street, New York, New York 10022. All information is based solely on Statement on Schedule 13G filed on February 2, 2015.

(2)
The Vanguard Group has sole power to vote or direct the vote over 526,722 shares, sole power to dispose of or to direct the disposition of 18,708,277 shares, and shared power to dispose or to direct the disposition of 494,834 shares. Vanguard Fiduciary Trust Company, a wholly owned subsidiary of The Vanguard Group, Inc., is the beneficial owner of 411,534 shares as a result of its serving as investment manager of collective trust accounts, and Vanguard Investments Australia, Ltd., a wholly-owned subsidiary of The Vanguard Group, Inc., is the beneficial owner of 198,488 shares as a result of its serving as investment manager of Australian investment offerings. The address of The Vanguard Group is 100 Vanguard Blvd, Malvern, Pennsylvania 19355. All information is based solely on Amendment No. 1 to Statement on Schedule 13G filed on February 10, 2015.

(3)
Soroban Capital GP LLC, Soroban Capital Partners LP, Soroban Capital Partners GP LLC and Eric W. Mandelblatt share the power to vote or to direct the voting of and the power to dispose or to direct the disposition of 18,330,295 shares, and Soroban Master Fund LP shares the power to vote or to direct the voting of and the power to dispose or to direct the disposition of 14,950,373 shares. The address for Soroban Capital GP LLC, Soroban Capital Partners LP, Soroban Capital Partners GP LLC and Mr. Mandelblatt is 444 Madison Avenue, 21st Floor, New York, New York 10022. The address for Soroban Master Fund LP is Gardenia Court, Suite 3307, 45 Market Street, Camana Bay, Grand Cayman KY1-1103, Cayman Islands. All information is based solely on Amendment No. 2 to Statement on Schedule 13G filed on February 17, 2015.

(4)
GIC Private Limited ("GIC") is a fund manager with two clients—the Government of Singapore ("GoS") and the Monetary Authority of Singapore ("MAS"). Under the investment management agreement with GoS, GIC has been given the sole discretion to exercise the voting rights attached to, and the disposition of, any shares managed on behalf of GoS. As such, GIC has the sole power to vote and power to dispose of the 11,471,118 securities beneficially owned by it. GIC shares power to vote and dispose of 3,750,063 securities beneficially owned by it with MAS. All information is based solely on Statement on Schedule 13G filed on March 17, 2015.

Security Ownership of Officers and Directors

              The following table shows the amount of our common stock beneficially owned as of March 19, 2015 by our current directors and named executive officers individually and by our current directors and all of our executive officers as a group. Unless otherwise noted, these persons may be contacted at our executive offices.

Name of Beneficial Owner	Amount and Nature of Beneficial Ownership	Percent of Class
Warren F. Bryant(1)	18,632	*
Michael M. Calbert(1)	24,632	*
Sandra B. Cochran(1)	6,157	*
Patricia D. Fili-Krushel(1)	6,545	*
Paula A. Price(1)(2)	—	—
William C. Rhodes, III(1)(3)	29,632	*
David B. Rickard(1)	18,823	*
Richard W. Dreiling(1)(4)	651,707	*
David M. Tehle(1)	37,490	*
Todd J. Vasos(1)	91,934	*
David W. D'Arezzo(1)	12,296	*
Gregory A. Sparks(1)	60,928	*
All current directors and executive officers as a group (16 persons)(1)(2)(3)	1,242,394	*

*
Denotes less than 1% of class.

(1)
Includes the following number of shares underlying restricted stock units that are or could be settleable within 60 days of March 19, 2015 over which the person will not have voting or investment power until the restricted stock units are settled: Mr. Bryant (1,017); Mr. Calbert (1,849); and Mr. Rickard (2,493). Also includes the following number of shares subject to options either currently exercisable or exercisable within 60 days of March 19, 2015 over which the person will not have voting or investment power until the options are exercised: each of Messrs. Bryant, Calbert and Rhodes (11,035); Ms. Cochran (3,145); Ms. Fili-Krushel (3,031); Mr. Rickard (10,792); Mr. Dreiling (287,227); Mr. Tehle (23,186); Mr. Vasos (52,029); Mr. D'Arezzo (9,682); Mr. Sparks (48,779); and all current directors and executive officers as a group (672,205). Further includes the following number of shares underlying earned performance share units that are or could be settleable within 60 days of March 19, 2015 over which the person will not have voting or investment power until the performance share units are settled: Mr. Dreiling (13,092); Messrs. Tehle, Vasos and Sparks (2,147); and all current directors and executive officers as a group (27,214). The shares described in this note are considered outstanding for the purpose of computing the percentage of outstanding stock owned by each named person and by the group but not for the purpose of computing the percentage ownership of any other person.

(2)
Ms. Price was unable to purchase shares of our common stock pursuant to our share ownership guidelines for non-employee directors at the time she joined our Board because the trading window under our insider trading policy was closed.

(3)
Mr. Rhodes shares voting and investment power over 18,597 shares with his spouse, Amy Rhodes, as Trustee of The Amy Plunkett Rhodes Revocable Living Trust, dated July 25, 2014.

(4)
Includes 163,018 shares of performance-based restricted stock over which Mr. Dreiling possesses voting power but will not possess investment power until such time, if any, as such shares may vest upon achievement of certain performance targets and other conditions.

AUDIT COMMITTEE REPORT

              The Audit Committee of our Board of Directors has:

    •
    reviewed and discussed with management the audited financial statements for the fiscal year ended January 30, 2015,

    •
    discussed with Ernst & Young LLP, our independent registered public accounting firm, the matters required to be discussed by the Statement on Auditing Standards No. 16, Communication with Audit Committees, as adopted by the Public Company Accounting Oversight Board,

    •
    received the written disclosures and the letter from Ernst & Young LLP required by applicable requirements of the Public Company Accounting Oversight Board regarding the independent registered public accounting firm's communications with the Audit Committee concerning independence, and

    •
    discussed with Ernst & Young LLP their independence from Dollar General and its management.

              Based on these reviews and discussions, the Audit Committee unanimously recommended to the Board of Directors that Dollar General's audited financial statements be included in the Annual Report on Form 10-K for the fiscal year ended January 30, 2015 for filing with the SEC.

              While the Audit Committee has the responsibilities and powers set forth in its charter, the Audit Committee does not have the duty to plan or conduct audits or to determine that Dollar General's financial statements are complete, accurate, or in accordance with generally accepted accounting principles. Dollar General's management and independent auditor have this responsibility. The Audit Committee also does not have the duty to assure compliance with laws and regulations or with the policies of the Board of Directors.

              This report has been furnished by the members of the Audit Committee:

    •
    David B. Rickard, Chairman

    •
    Warren F. Bryant

    •
    Sandra B. Cochran

    •
    Paula A. Price

              The above Audit Committee Report does not constitute soliciting material and should not be deemed filed or incorporated by reference into any other Dollar General filing under the Securities Act of 1933 or the Securities Exchange Act of 1934, except to the extent Dollar General specifically incorporates this report by reference therein.

PROPOSAL 2:
RATIFICATION OF APPOINTMENT OF AUDITORS

Who is responsible for the selection of the independent auditor?

              The Audit Committee is directly responsible for the appointment, compensation, retention and oversight of the independent auditor that is retained to audit our financial statements.

Who has the Audit Committee selected as the independent registered public accounting firm?

              The Audit Committee has selected Ernst & Young LLP as our independent auditor for the 2015 fiscal year. Ernst & Young LLP has served in that capacity since October 2001. The Audit Committee and the Board of Directors believe that the continued retention of Ernst & Young LLP is in the best interests of Dollar General and our shareholders.

Will representatives of Ernst & Young LLP attend the annual meeting?

              Representatives of Ernst & Young LLP have been requested and are expected to attend the annual meeting. These representatives will have the opportunity to make a statement if they so desire and are expected to be available to respond to appropriate questions.

What does the Board of Directors recommend?

              Our Board unanimously recommends that you vote FOR the ratification of Ernst & Young LLP as our independent auditor for the 2015 fiscal year. The Audit Committee is not bound by a vote either for or against the firm. If the shareholders do not ratify this appointment, our Audit Committee will consider that result in selecting our independent auditor in the future.

FEES PAID TO AUDITORS

What fees were paid to the independent auditor in 2014 and 2013?

              The table below lists the aggregate fees for professional audit services rendered to us by Ernst & Young LLP for the audit of our consolidated financial statements for the past two fiscal years and fees billed for other services rendered by Ernst & Young LLP during the past two fiscal years:

Service	2014 Aggregate Fees Billed ($)	2013 Aggregate Fees Billed ($)
Audit Fees(1)	2,071,205	2,313,782
Audit-Related Fees(2)	30,000	30,000
Tax Fees(3)	1,652,136	1,503,918
All Other Fees(4)	1,920	1,920

(1)
2013 fees include fees for services related to a debt offering and a sale-leaseback transaction, as well as fees for services related to secondary offerings of our common stock by certain of our shareholders.

(2)
2014 and 2013 fees include services relating to the employee benefit plan audit.

(3)
2014 and 2013 fees relate primarily to tax compliance services, which represented $1,547,136 and $1,398,918 in 2014 and 2013, respectively, for work related to work opportunity tax credit assistance and foreign sourcing offices' tax compliance. The remaining tax fees for each year relate to consulting services, including tax advisory services related to inventory.

(4)
2014 and 2013 fees include a subscription fee to an on-line accounting research tool.

How does the Audit Committee pre-approve services provided by the independent auditor?

              The Audit Committee pre-approves all audit and permissible non-audit services provided by our independent auditor. Where feasible, the Committee considers and, when appropriate, pre-approves services at regularly scheduled meetings after disclosure by management and the independent auditor of the nature of the proposed services, the estimated fees (when available), and their opinions that the services will not impair the independence of the independent auditor. The Committee's chairman (or any Committee member if the chairman is unavailable) may pre-approve such services in between Committee meetings, and must report to the Committee at its next meeting with respect to all services so pre-approved. The Committee pre-approved 100% of the services provided by Ernst & Young LLP during 2014 and 2013.

SECTION 16(a) BENEFICIAL OWNERSHIP
REPORTING COMPLIANCE

              The U.S. securities laws require our executive officers, directors, and greater than 10% shareholders to file reports of ownership and changes in ownership on Forms 3, 4 and 5 with the SEC. Based solely upon a review of these reports furnished to us during and with respect to 2014, or written representations that no Form 5 reports were required, we believe that each of those persons filed, on a timely basis, the reports required by Section 16(a) of the Exchange Act, except that Ms. Taylor filed 1 late Form 4 to report 1 acquisition of performance-based stock options to purchase shares of Dollar General common stock resulting from the achievement of certain financial performance targets.

SHAREHOLDER PROPOSALS
FOR 2016 ANNUAL MEETING

              To be considered for inclusion in our proxy materials relating to the 2016 annual meeting of shareholders, eligible shareholders must submit proposals that comply with relevant SEC regulations no later than December 4, 2015. To introduce other new business at the 2016 annual meeting, you must provide written notice to us no earlier than the close of business on January 28, 2016 and no later than the close of business on February 27, 2016, and comply with the advance notice provisions of our Bylaws. If we are not notified of a shareholder proposal by February 27, 2016, then the proxies held by our management may provide the discretion to vote against such shareholder proposal even though the proposal is not discussed in our proxy materials sent in connection with the 2016 annual meeting of shareholders.

              Shareholder proposals should be mailed to Corporate Secretary, Dollar General Corporation, 100 Mission Ridge, Goodlettsville, Tennessee 37072. Shareholder proposals that are not included in our proxy materials will not be considered at any annual meeting of shareholders unless such proposals have complied with the requirements of our Bylaws.

Signature [PLEASE SIGN WITHIN BOX] Date Signature (Joint Owners) Date KEEP THIS PORTION FOR YOUR RECORDS DETACH AND RETURN THIS PORTION ONLY IF YOU ARE NOT VOTING BY INTERNET OR PHONE, TO VOTE, MARK BLOCKS BELOW IN BLUE OR BLACK INK AS FOLLOWS: THIS PROXY CARD IS VALID ONLY WHEN SIGNED AND DATED. DOLLAR GENERAL CORPORATION M83246-P58093 ! ! ! ! ! ! ! ! ! ! ! ! ! ! ! ! ! ! ! ! ! ! ! ! DOLLAR GENERAL CORPORATION ATTN: INVESTOR RELATIONS 100 MISSION RIDGE GOODLETTSVILLE, TN 37072 VOTE BY INTERNET - www.proxyvote.com Use the Internet to transmit your voting instructions and for electronic delivery of information until 11:59 P.M. Eastern Time on May 26, 2015. Have your proxy card in hand when you access the website and follow the instructions to obtain your records and to create an electronic voting instruction form. ELECTRONIC DELIVERY Of FUTURE PROXY MATERIALS If you would like to reduce the costs incurred by our company in mailing proxy materials, you can consent to receiving all future proxy statements, proxy cards and annual reports electronically via e-mail or the Internet. To sign up for electronic delivery, please follow the instructions above to vote using the Internet and, when prompted, indicate that you agree to receive or access proxy materials electronically in future years. VOTE BY PHONE - 1-800-690-6903 Use any touch-tone telephone to transmit your voting instructions until 11:59 P.M. Eastern Time on May 26, 2015. Have your proxy card in hand when you call and then follow the instructions. VOTE BY MAIL Mark, sign and date your proxy card and return it in the postage-paid envelope we have provided or return it to Vote Processing, c/o Broadridge, 51 Mercedes Way, Edgewood, NY 11717. Please sign exactly as your name(s) appear(s) hereon. When signing as attorney, executor, administrator, or other fiduciary, please give full title as such. Joint owners should each sign personally. All holders must sign. If a corporation or partnership, please sign in full corporate or partnership name by authorized officer. 2. To ratify Ernst & Young LLP as the independent registered public accounting firm for fiscal 2015. In the discretion of the proxies named herein, such other business as may properly come before the meeting or any adjournment thereof. 1a. Warren F. Bryant 1b. Michael M. Calbert 1c. Sandra B. Cochran 1d. Richard W. Dreiling 1e. Patricia D. Fili-Krushel 1f. Paula A. Price 1g. William C. Rhodes, III 1h. David B. Rickard 1. Election of Directors Nominees: The Board of Directors recommends you vote FOR each of the listed nominees. For Against Abstain ! ! ! The Board of Directors recommends you vote FOR Proposal 2. for Against Abstain

Important Notice Regarding the Availability of Proxy Materials for the Annual Meeting: The Notice and Proxy Statement and Annual Report are available at www.proxyvote.com. M83247-P58093 DOLLAR GENERAL CORPORATION Proxy solicited by and on behalf of the Board of Directors for the Annual Meeting of Shareholders to be held on May 27, 2015 The undersigned shareholder of Dollar General Corporation, a Tennessee corporation (the "Company"), hereby acknowledges receipt of the notice of annual meeting of shareholders and proxy statement dated April 2, 2015, and hereby appoints Christine L. Connolly and Elizabeth S. Inman, or either of them, proxies, each with full power of substitution, and authorizes them to represent and to vote, as designated on the reverse side of this proxy card, all shares of common stock of the Company that the shareholder is entitled to vote at the annual meeting of shareholders of the Company to be held May 27, 2015 at 9:00 A.M. Central Time, in the Goodlettsville City Hall Auditorium, located at 105 South Main Street, Goodlettsville, Tennessee, and at any adjournment(s) thereof. This proxy, when properly executed, will be voted in the manner directed herein. If no such direction is made, this proxy will be voted FOR each of the nominees for director in Proposal 1, FOR Proposal 2, and in the discretion of the proxy holders upon such other business as may properly come before the meeting or any adjournment(s) thereof. Continued and to be signed on reverse side